Exhibit 10.22

CLIFFORD CHANCE LLP

DATED June 28, 2014

AVOLON AEROSPACE (FUNDING 4) LIMITED

AS BORROWER

DEUTSCHE BANK TRUST COMPANY AMERICAS

AS AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

AS SECURITY TRUSTEE

DEUTSCHE BANK AG, LONDON BRANCH,

NATIONAL AUSTRALIA BANK LIMITED AND HSBC BANK PLC

AS THE JOINT LEAD ARRANGERS

THE FINANCIAL INSTITUTIONS NAMED HEREIN

AS LENDERS

THE COMPANIES NAMED HEREIN

AS OWNERS

THE COMPANIES NAMED HEREIN

AS INTERMEDIATE LESSORS

AVOLON AEROSPACE LEASING LIMITED

AS GUARANTOR

AND

AVOLON AEROSPACE LEASING LIMITED AND AVOLON AEROSPACE (FUNDING 4) LIMITED

AS SUBORDINATED PARTIES

PROCEEDS DEED

THIS PROCEEDS DEED (this “Deed”) is dated              2014 and made

BETWEEN:

(1)	AVOLON AEROSPACE (FUNDING 4) LIMITED (the “Borrower”);

(2)	DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York Banking Corporation as agent of the Lenders (the “Agent”);

(3)	DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York Banking Corporation as security trustee for the Secured Parties (the “Security Trustee”);

(4)	DEUTSCHE BANK AG, LONDON BRANCH, NATIONAL AUSTRALIA BANK LIMITED and HSBC BANK PLC as the joint lead arrangers (the “Joint Lead Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS, named on the signing pages as Lenders (the “Lenders”);

(6)	Each entity that enters into a Proceeds Deed Accession Undertaking as an Acceding Owner in accordance with the terms of this Deed (the “Owners”);

(7)	Each entity that enters into a Proceeds Deed Accession Undertaking as an Acceding Intermediate Lessor in accordance with the terms of this Deed (the “Intermediate Lessors”);

(8)	AVOLON AEROSPACE LEASING LIMITED and AVOLON AEROSPACE (FUNDING 4) LIMITED and each other entity that enters into a Proceeds Deed Accession Undertaking as an Acceding Subordinated Party in accordance with the terms of this Deed (the “Subordinated Parties”); and

(9)	AVOLON AEROSPACE LEASING LIMITED (the “Guarantor”).

INTRODUCTION:

(A)	The Borrower has entered into, or will enter into, as the context may require, the Facility Agreement with the Finance Parties to partially finance the acquisition of the Aircraft.

(B)	As security for the obligations of the Obligors to the Secured Parties under the Facility Agreement and the other Transaction Documents, the Obligors have entered into, or will on or after the date of this Deed enter into, the Security Documents to which it is a party in favour of the Security Trustee.

(C)	The Parties are entering into this Deed to (i) record the establishment of the Security Trust, (ii) to regulate the exercise of rights in respect of the Security Trust and the application of any proceeds received or recovered in respect thereof and (iii) to regulate the relationship between the Secured Parties and the Subordinated Parties.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Unless the context otherwise requires, capitalised terms and expressions used herein and not otherwise defined shall have the respective meanings ascribed thereto in Part A of Schedule 3 (Appendix A - Master Definitions Schedule) to this Deed.

1.1.2	The rules of interpretation set out in Part B of Schedule 3 (Appendix A - Master Definitions Schedule) to this Deed shall apply to this Deed.

1.2	Third Party Rights

1.2.1	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Deed.

1.2.2	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

2.	RANKING AND PRIORITY

Each of the Parties agrees that the Collateral granted by the Obligors to the Secured Parties shall be applied in the manner and order of priorities set out in this Deed.

3.	NON-PETITIONING

Each of the Lenders, Agent, the Subordinated Parties and each Obligor hereby agrees in favour of the Agent and the Security Trustee that until the Secured Obligations Discharge Date, and except as otherwise expressly provided in this Deed or as may be permitted or directed by the Agent:

3.1.1	not to sue and to procure that none of its Affiliates will sue any Obligor (other than in the case of the Secured Parties, the Guarantor) for or in respect of the recovery of any monies (whether principal, interest or otherwise) now or hereafter owing to it;

3.1.2	not to claim (and to procure that none of its Affiliates will claim) any set-off or counterclaim (save pursuant to express contractual agreement in this respect) against any Obligor (other than in the case of the Secured Parties, the Guarantor) in respect of any liability on the part of any Obligor owed to it; and

3.1.3	except with the prior written consent of the Security Trustee, not to (and to procure that its Affiliates will not) file or join in any petition to commence any winding-up proceedings by or against any Obligor (other than in the case of the Secured Parties, the Guarantor) or any other action or proceedings for the winding-up, dissolution, administration or examinership of any Obligor (other than, in the case of the Secured Parties, the Guarantor) or take, or acquiesce in, any other action which might reasonably be expected to lead to the bankruptcy or insolvency of any Obligor (other than, in the case of the Secured Parties, the Guarantor).

4.	TURNOVER OF RECEIPTS

4.1	Turnover by the Parties

Subject to Clause 4.2 (Permitted assurance and receipts), if at any time prior to the discharge in full of the Secured Obligations any Party to this Deed receives or recovers any sum which, under the terms of any of the Transaction Documents, should have been paid to the Security Trustee such Party shall hold that amount on trust for the Security Trustee and promptly pay that amount to or to the order of the Security Trustee or, if this trust cannot be given effect to, such Party will promptly pay an amount equal to that receipt or recovery to or to the order of the Security Trustee to be held on trust by the Security Trustee for application in accordance with the terms of this Deed.

4.2	Permitted assurance and receipts

Nothing in this Deed shall restrict the ability of any Secured Party to:

4.2.1	arrange with any person any assurance against loss in respect of, or reduction of its credit exposure to, any Obligor (including assurance by way of credit based derivative, insurance policy or sub-participation); or

4.2.2	to receive or recover any sum in respect of its Secured Obligations as a result of any assignment or transfer permitted by Clause 16 (Changes to Secured Parties) of this Deed,

and that Secured Party shall not be obliged to account to any other Party for any sum received by it as a result of that action.

5.	NOTICE OF RELEVANT DEFAULT

5.1	Notice of Relevant Default

When any Obligor becomes aware of a Relevant Default that is continuing it shall as soon as reasonably practicable thereafter, give written notice thereof to the Agent and the Security Trustee.

5.2	Notice of Default

If an Event of Default has occurred and is continuing the Agent may declare by notice to the parties hereto that such Event of Default has occurred and such should be treated as a “Notice of Default” for the purposes of the Transaction Documents. Such Notice of Default shall cease to be in effect once the subject Event of Default has been waived or is not continuing.

6.	DISPOSALS BY THE SECURITY TRUSTEE

If any assets forming part of the Collateral are sold or otherwise disposed of by (or on behalf of) the Security Trustee, or by an Obligor at the request of the Security Trustee, either as a result of the enforcement of any of the Collateral or if that disposal is permitted under the Transaction Documents:

6.1.1	the Security Trustee shall, subject to Clause 7 (Release of Security), be authorised (at the cost of the Borrower) to release those assets from the Collateral and is authorised to execute, on behalf of and without the need for any further authority from any Party, any release of the Collateral or any other claim over those assets and to issue any certificates of non-crystallisation that may, in the absolute discretion of the Security Trustee, be considered necessary or desirable;

6.1.2	if the asset which is disposed of consists of all of the shares (which are held by an Obligor) in the capital of an Obligor, the Security Trustee is authorised (at the cost of the Borrower) to, and may execute on behalf of each Secured Party and each Obligor, as appropriate, a release of the Obligor whose shares are being disposed of from all liabilities it may have to any Secured Party or Obligor, both actual and contingent in its capacity as a guarantor or borrower (including any liability to any other Obligor by way of guarantee, contribution, subrogation or indemnity) and a release of any Collateral granted by that Obligor over any of its assets under any of the Security Documents; and

6.1.3	the Secured Parties and Obligors shall execute any releases or other documents that the Security Trustee may consider to be necessary to give effect to those releases,

provided that the proceeds of that sale or disposal are applied in accordance with Clause 8 (Application of Proceeds) of this Deed.

7.	RELEASE OF SECURITY

7.1	Release of Aircraft Specific Collateral

7.1.1	Subject to Clause 7.3 (Counsel’s advice) the Secured Parties agree for the benefit of each other and each Obligor that, in respect of any Aircraft, upon the occurrence of an Aircraft Specific Collateral Release Event provided that no Relevant Default has occurred and is continuing (in which case the provisions of sub-clause 7.1.2 shall apply), the Aircraft Specific Collateral in respect of such Aircraft may be released from the Security Interests constituted by the Security Documents and the Security Trustee (at the cost of the Borrower) will execute such agreements, give such notices and do such other things as the Borrower may reasonably request to give effect to such release.

7.1.2	If a Relevant Default has occurred and is continuing, notwithstanding sub-clause 7.1.1, the Security Trustee shall not be obliged to release any Aircraft Specific Collateral from the Security Interests constituted by the Security Documents unless and until the Secured Obligations have been satisfied and discharged in full or, if earlier, the time at which no Relevant Default is continuing.

7.2	Release of Collateral

Subject to Clause 7.1 (Release of Aircraft Specific Collateral) in respect of the Aircraft Specific Collateral and Clause 7.3 (Counsel’s advice), upon the receipt by the Security Trustee from the Agent of notice in writing of the full, final and indefeasible payment and discharge in full of all amounts of the Secured Obligations, the Collateral may be released from the Security Interests constituted by the Security Documents, and the Security Trustee (at the cost of the Borrower) will execute such agreements, give such notices and do such other things as the Borrower may reasonably request to give effect to such release.

7.3	Counsel’s advice

No Secured Party or the Security Trustee, as applicable, shall be required to release any part of the Collateral if the Security Trustee has been advised by appropriate legal counsel that, by reason of the application of any bankruptcy, insolvency or other applicable laws affecting creditors’ rights and the discharge of obligations, the Security Trustee may be obliged to pay to or account to any Obligor or any liquidator or trustee in bankruptcy of any Obligor any amount corresponding to all or any part of the amount paid in or towards such discharge.

8.	APPLICATION OF PROCEEDS

8.1	No Enforcement Event

8.1.1	While no Enforcement Event is continuing, the Borrower, each Owner (and, if applicable, each Owner Trustee) and each Intermediate Lessor shall on each Repayment Date, subject to Clause 9 (Accounts), apply monies standing to the credit of the Borrower Collection Account as of each Payment Reference Date in the order of priority set out in Clause 8.3 (Order of Application – No Enforcement Event).

8.1.2	Save as provided in Clause 8.6 (Borrower’s right to pay non-scheduled additional amounts), the Borrower shall not make, and shall procure that no Obligor shall make any payment to any Secured Party in respect of the Secured Obligations other than in accordance with sub-clause 8.1.1.

8.2	Post-Enforcement Event

All amounts payable by the Borrower or the Guarantor to the Secured Parties pursuant to the Transaction Documents while an Enforcement Event is continuing and the proceeds of enforcement of the Collateral constituted by the Security Documents shall be credited to the Borrower Collection Account and all amounts payable by any other Obligor shall be payable to the applicable Owner Account or Intermediate Lessor Account or in each case, to such other account with such bank as the Security Trustee specifies, and the Security Trustee shall hold all amounts standing to the credit of such accounts, together with any amounts received or recovered by the Security Trustee from time to time in connection with the realisation or enforcement of all or any part of the Collateral on trust to apply them to the extent permitted by applicable law, and save as described in Clause 8.5 (Order of Application – Guarantee proceeds) in the order of priority set out in Clause 8.4 (Order of Application – Post-Enforcement Event).

8.3	Order of Application – No Enforcement Event

The amounts referred to in Clause 8.1 (No Enforcement Event) shall be applied on each Repayment Date (unless otherwise specified) in the following order of priority:

8.3.1	firstly, in discharging Expenses and indemnity payments owing to the Representatives (or any of them) (including amounts payable to any Receiver or any Delegate appointed by or at the direction of the Security Trustee);

8.3.2	secondly, in payment to the Agent of any other amounts (including any Losses or Remarketing and Recovery Expenses owing to the Representatives);

8.3.3	thirdly, in payment to the Agent on behalf of the Lenders for application in or towards the discharge of the Borrower’s liabilities in respect of interest due and payable (including default interest) under the Facility Agreement;

8.3.4	fourthly, pari passu and pro rata in payment to the Agent on behalf of the Lenders for application in or towards the discharge of the Borrower’s liabilities in respect of:

(a)	principal due and payable under the Facility Agreement; and

(b)	any Swap Breakage Loss;

8.3.5	fifthly, in payment to the Agent on behalf of the Finance Parties for application in or towards discharge of any Obligor’s other liabilities due and payable to the Finance Parties or any of them under any of the Transaction Documents;

8.3.6	lastly, any surplus to the Borrower,

provided that in circumstances where there are Secured Obligations outstanding and a Relevant Default has occurred and is continuing, the Security Trustee shall be entitled to direct the Borrower and the other Obligors to retain any monies to be applied pursuant to sub-clause 8.3.6 in the Borrower Collection Account, Owner Accounts and Intermediate Lessor Accounts as applicable until such time as the Secured Obligations are discharged in full or, if earlier, the date on which no Relevant Default is subsisting.

8.4	Order of Application – Post-Enforcement Event

The amounts referred to in Clause 8.2 (Post-Enforcement Event) shall be applied in the following order of priority:

8.4.1	firstly, in discharging Expenses and indemnity payments owing to the Representatives (or any of them) (including amounts payable to any Receiver or Delegate appointed by or at the direction of the Security Trustee);

8.4.2	secondly, in payment to the Agent of any other amounts (including any Losses or Remarketing and Recovery Expenses owing to the Representatives);

8.4.3	thirdly, in payment to the Agent on behalf of the Lenders for application in or towards the discharge of the Borrower’s liabilities in respect of interest due and payable (including default interest) under the Facility Agreement;

8.4.4	fourthly, pari passu and pro rata in payment to the Agent on behalf of the Lenders for application in or towards the discharge of the Borrower’s liabilities in respect of:

(a)	principal due and payable under the Facility Agreement; and

(b)	any Swap Breakage Loss;

8.4.5	fifthly, in payment to the Agent on behalf of the Finance Parties for application in or towards discharge of any Obligor’s other liabilities due and payable to the Finance Parties under any of the Transaction Documents;

8.4.6	lastly, any surplus to the Borrower (for the account of itself).

8.5	Order of Application – Guarantee proceeds

All amounts payable by the Guarantor to the Security Trustee pursuant to the Guarantee shall be paid to the Borrower Collection Account or to such other account with such bank as the Security Trustee specifies, and the Security Trustee shall hold such amounts on trust to apply them to the extent permitted by applicable law in the manner described in the following clauses (in order of priority):

8.5.1	while no Enforcement Event is continuing, sub-clauses 8.3.1, 8.3.2, 8.3.3, 8.3.4 and 8.3.5; and

8.5.2	while an Enforcement Event is continuing, sub-clauses 8.4.1, 8.4.2, 8.4.3, 8.4.4 and 8.4.5.

8.6	Borrower’s right to pay non-scheduled additional amounts

Provided no Event of Default has occurred and is continuing, the Borrower shall have the right to pay to any Secured Party non-scheduled additional amounts (such as indemnities under any of the Transaction Documents, but for the avoidance of doubt, not payments of principal or interest) due and payable under the Transaction Documents, using monies from its own resources (and not standing to the credit of any of the Collection Accounts).

8.7	Investment of proceeds

The Security Trustee may hold all or part of any proceeds otherwise to be applied in accordance with Clause 8.2 (Post-Enforcement Event) in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee with such financial institution and for so long as the Security Trustee shall determine (the interest being credited to the relevant account) pending the application from time to time of those monies in accordance with the provisions of this Clause 8.

8.8	Currency conversion

8.8.1	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Trustee may convert any monies received or recovered by the Security Trustee from one currency to another, at the spot rate at which the Security Trustee is able to purchase the currency in which the Secured Obligations are due with the amount received.

8.8.2	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

8.9	Permitted deductions

The Security Trustee shall be entitled (a) to set aside by way of reserve, amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or is likely to be required by any applicable law to make from any distribution or payment made by it under this Deed, and to pay all Taxes which may be assessed against it in respect of any of the Collateral, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Transaction Documents or otherwise (other than in connection with its remuneration for performing its duties under this Deed) and shall notify the Borrower promptly after so doing, providing the Borrower with reasonable details of the amounts so set aside and the basis for so doing.

8.10	Good discharge

8.10.1	Any payment to be made in respect of the Secured Obligations to any Lender by the Security Trustee may be made to the Agent on behalf of the Lenders and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Trustee.

8.10.2	The Security Trustee is under no obligation to make the payments under sub-clause 8.10.1 in the same currency as that in which the amounts owing to the relevant Lender under the Transaction Documents are denominated.

8.11	Calculation of amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Trustee shall be entitled to:

8.11.1	notionally convert the amounts owed to any person under the Transaction Documents that are denominated in a currency other than dollars into dollars, that notional conversion to be made at the spot rate at which the Security Trustee is able to purchase dollars with the actual currency of the amounts owing to that person at the time at which that calculation is to be made; and

8.11.2	assume that all monies received or recovered as a result of the enforcement of the Collateral are applied in discharge of the Secured Obligations in accordance with the terms of the Transaction Documents under which those Secured Obligations have arisen.

8.12	Partial Payments

If, in relation to the application of any amounts pursuant to any sub-clause of Clause 8.3 (Order of Application – No Enforcement Event) or 8.4 (Order of Application – Post-Enforcement Event) the amount available is insufficient to satisfy and discharge all of the amounts due and payable as referred to in such sub-clauses, the application shall be made pari passu and pro-rata as between the amounts expressed to be due and payable as referred to in such sub-clause (or in such other manner as the Parties entitled to the amounts referred to in such sub-clause may agree in writing).

8.13	Insurance Proceeds

8.13.1	Each Party agrees that all Total Loss Proceeds shall be paid to or to the order of the Security Trustee (credited to the Borrower Collection Account or such other account as the Security Trustee may nominate) as loss payee and shall be applied in accordance with Clause 8.3 (Order of Application – No Enforcement Event) or 8.4 (Order of Application – Post-Enforcement Event), as the case may be.

8.13.2	Any insurance or requisition proceeds received by or on behalf of the Security Trustee or credited into the Borrower Collection Account pursuant to any Security Document other than following a Total Loss shall, prior to the expiry or termination of the relevant Portfolio Lease, be applied either in direct payment of the cost of repair or replacement or in reimbursement of the relevant Portfolio Lessee for the cost of repair or replacement effected, in each case, in accordance with the requirements of the relevant Portfolio Lease, or if the Aircraft is Off-Lease, to the Borrower.

8.14	Warranty Proceeds

Each Party agrees that all Warranty Proceeds shall be paid to such person and applied in accordance with the provisions the relevant Portfolio Lease. To the extent that any warranty proceeds are received by an Owner or an Intermediate Lessor such shall be credited to the Collection Account of such Obligor and shall be applied in accordance with the relevant Portfolio Lease or, if the Aircraft is Off-Lease, to repair of the Aircraft.

9.	ACCOUNTS

9.1	General

9.1.1	Each Obligor shall at all times during the Security Period maintain and procure the maintenance of the Accounts with the Account Banks.

9.1.2	No payments to, or withdrawals from, any Account may be made except as permitted by this Deed or the other Transaction Documents.

9.1.3

Any amounts standing to the credit of any Collection Account in respect of which an Owner (or, if applicable, an Owner Trustee) is the account holder shall be immediately credited into the Borrower Collection Account and any amounts standing to the credit of any Collection Account in respect of which an Intermediate Lessor is the account holder shall be immediately credited to the Collection Account in respect of which the relevant Owner (or, if applicable, Owner Trustee) is the account holder excluding in each case Maintenance Reserve Payments and Security Deposit Payments in which case Clause 9.3 (Maintenance Reserve Payments and Security Deposit Payments) shall apply. In the event that it is necessary that an Intermediate Lessor retain and have released to it such amounts as the Borrower believes, acting in accordance with the Standard, represents an appropriate level of profit for the relevant Intermediate Lessor to earn in connection with its participation in the relevant transaction, the Borrower shall notify the Agent and the Agent shall agree any appropriate amendments to the Security Documents in order to facilitate such requirement.

9.2	Collection Accounts

9.2.1	The Borrower shall procure that any and all monies received directly or indirectly by the Borrower and/or each Owner (or, if applicable, Owner Trustee) and/or each Intermediate Lessor (including those received through any of such person’s bank accounts) from, comprising or in connection with:

(a)	any Lease Documents but excluding Maintenance Reserve Payments and Security Deposit Payments;

(b)	any monies which the Hedging Counterparties are required to pay to the Borrower from time to time pursuant to any Hedging Agreement;

(c)	Final Disposition Proceeds;

(d)	Insurance Proceeds;

(e)	Warranty Proceeds;

(f)	proceeds from the Collateral;

(g)	any Break Gains; and

(h)	any Swap Breakage Gains,

shall be paid into the relevant Collection Account.

9.2.2	No Obligor shall make any withdrawal from any Collection Account in respect of which it is the account holder other than to make the transfers between Collection Accounts as contemplated in Clause 9.1.3 and as provided in Clause 8 (Application of Proceeds) and as provided in sub-clauses 9.2.3 and 9.2.4.

9.2.3

If any Final Disposition Proceeds are credited to any Collection Account after the occurrence of a Final Disposition, then no Obligor will be entitled to make any withdrawal from such Collection Account in respect of such Final Disposition Proceeds until the date on which the Borrower is required to repay the Loan attributable to the Aircraft which was the subject of the Final Disposition in accordance with Clause 8.5.2(a) of the Facility Agreement, whereupon such Final Disposition Proceeds will be applied in accordance with the relevant order of priority provided for in Clause 8 (Application of Proceeds), including in repaying such Loan and any other amounts due under the Transaction Documents in connection with such repayment, before any balance is paid to the Borrower pursuant to sub-clauses 8.3.6 or 8.4.6 (as applicable).

9.2.4	If any Total Loss Proceeds are credited to any Collection Account after the occurrence of a Total Loss, then no Obligor will be entitled to make any withdrawal from such Collection Account in respect of such Total Loss Proceeds until the date on which the Borrower is required to repay the Loan attributable to the Aircraft which was the subject of the Total Loss in accordance with sub-clause 8.5.2(b) of the Facility Agreement, whereupon such Total Loss Proceeds will be applied in accordance with the relevant order of priority provided for in Clause 8 (Application of Proceeds), including in repaying such Loan and any other amounts due under the Transaction Documents in connection with such repayment, before any balance is paid to the Borrower pursuant to sub-clauses 8.3.6 or 8.4.6 (as applicable).

9.3	Maintenance Reserve Payments and Security Deposit Payments

9.3.1	The Borrower shall procure that any and all monies received directly or indirectly by the Borrower, each Owner (or, if applicable, an Owner Trustee) and/or each Intermediate Lessor (including those received through any of such person’s bank accounts) from or in connection with:

(a)	all Maintenance Reserve Payments; and

(b)	all Security Deposit Payments,

shall be paid into the Lease Reserve Account in respect of which the Borrower is the account holder or in respect of which the Owner (or, if applicable, an Owner Trustee) or Intermediate Lessor which is lessor under the applicable Portfolio Lease is the account holder.

9.3.2	During the Security Period, the Borrower shall not and shall procure that the Owners (and, if applicable, Owner Trustees) and the Intermediate Lessors do not make any withdrawal from any Lease Reserve Account other than as permitted or required under sub-clause 9.3.3.

9.3.3	Provided no Relevant Default has occurred and is continuing, the Borrower may withdraw from any Lease Reserve Account any amounts credited in respect of Maintenance Reserve Payments and/or Security Deposit Payments as it deems fit in its absolute discretion for use as it sees fit. Following the occurrence of a Relevant Default which is continuing, the Borrower may request that the Security Trustee consents, and the Security Trustee shall consent to withdrawals in sufficient amounts in order for the Borrower to satisfy those obligations contemplated in Clause 9.3.5 and, subject to the terms of this Deed, apply any amounts standing to the credit of any Lease Reserve Account in accordance with Clause 8.3 in order to cure any payment related Default or Event of Default.

9.3.4	Upon the occurrence of an Event of Default which is continuing, the Borrower shall be obliged, if requested by the Agent, to (i) pay into the relevant Lease Reserve Account the aggregate of all and any amounts which were withdrawn from that Lease Reserve Account pursuant to sub-clause 9.3.3 (other than amounts applied to fund the obligations of the Obligors under any Portfolio Lease with respect to maintenance reimbursements of Maintenance Reserve Payments in accordance with the terms of the relevant Portfolio Lease (including the payment of any lease end compensation payments)), and (ii) promptly provide to the Agent the originals of any Letter of Credit to secure the obligations of any Portfolio Lessee under the relevant Portfolio Lease and a Security Power of Attorney in respect of such Letter of Credit. The Security Trustee agrees that it will not exercise any of its rights under the Security Power of Attorney in respect of any such Letter of Credit until after the occurrence of an Enforcement Event and whilst such is continuing and unless such Letter of Credit is permitted to be drawn pursuant to the applicable Portfolio Lease. If such Event of Default ceases to be continuing and no other Event of Default is continuing, then the Borrower shall be entitled to exercise its rights pursuant to sub-clause 9.3.3.

9.3.5	The Borrower shall at all times remain obliged to ensure that each Obligor has at all times sufficient funds to perform any obligation under any relevant Portfolio Lease to reimburse the relevant Portfolio Lessee in respect of Maintenance Reserve Payments or Security Deposit Payments or pay lessor contributions of lease end compensation payments or airworthiness directive cost sharing payments (howsoever described) to any Portfolio Lessee when obliged to do so.

9.3.6	Following the occurrence of an Enforcement Event, any amount standing to the credit of any Lease Reserve Account will first be applied by the Security Trustee towards any relevant Lessor’s payment obligations to a Portfolio Lessee in respect of reimbursement for the cost of maintenance events in respect of the relevant Aircraft and to repay any security deposit under a Portfolio Lease, in each case as such amounts fall due and payable in accordance with the relevant Portfolio Lease, provided that the Security Trustee will only be required to make any such payment to the extent that there are sufficient funds in the relevant Lease Reserve Account for such Portfolio Lease to cover any such payment and to the extent that the Security Trustee is entitled to and capable of so applying such funds under applicable law. In the event that the leasing of an Aircraft pursuant to a Portfolio Lease is terminated as a result of an event of default under such Portfolio Lease, the Security Trustee may, in its discretion (but without prejudice to sub-clauses 14.1.3 and 14.1.4), apply such amounts held in the Lease Reserve Account which are attributable to Maintenance Reserve Payments received pursuant to such Portfolio Lease and which have not otherwise been refunded in accordance with this sub-clause 9.3.6, in accordance with Clause 8.4 (Order of Application – Post-Enforcement Event) provided that the Security Trustee shall not be obliged to apply any such amounts if in the opinion of the Security Trustee it is under an obligation (actual or contingent) to pay or apply such amounts to any person (including any other Portfolio Lessee or purchaser of an Aircraft).

10.	GUARANTEE AND INDEMNITY

10.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Obligor (other than itself) (a “Guaranteed Obligor”) of all such Guaranteed Obligors’ obligations under the Transaction Documents;

(b)	undertakes with each Finance Party that whenever any Guaranteed Obligor does not pay any amount when due under or in connection with any Transaction Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it, any provision of the Transaction Documents or any Transaction Document is or becomes void or voidable, unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of any Guaranteed Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality or but for such obligation, provision or Transaction Document becoming void or voidable, have been payable by it under any Transaction Document on the date when it would have been due and the amount payable by the Guarantor under this indemnity shall be equal to the amount which the Finance Parties would otherwise been able to recover.

10.2	Guarantee and indemnity

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Guaranteed Obligor under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

10.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Guaranteed Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 10 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

10.4	Waiver of defences

The obligations of the Guarantor under this Clause 10 will not be affected by any act, omission, matter or thing which, but for this Clause 10, would reduce, release or prejudice any of its obligations under this Clause 10 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of any Guaranteed Obligor or any other person under the terms of any composition or arrangement with any creditor of the Guarantor or any of its Affiliates;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Guaranteed Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Guaranteed Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Transaction Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security, or any such obligation becoming void or voidable;

(g)	any amalgamation, demerger, merger or corporate reconstruction of the Guarantor; or

(h)	any insolvency or similar proceedings.

10.5	Guarantor Intent

Without prejudice to the generality of Clause 10.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Transaction Documents and/or any facility or amount made available under any of the Transaction Documents for any reasons, including, without limitation, for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

10.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 10. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

10.7	Appropriations

Until all amounts which may be or become payable by any Guaranteed Obligor under or in connection with the Transaction Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 10.

10.8	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by any Guaranteed Obligor under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 10:

(a)	to be indemnified by a Guaranteed Obligor or to receive any collateral from any Guaranteed Obligor;

(b)	to claim any contribution from any other guarantor of any Guaranteed Obligor’s obligations under the Transaction Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 10.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Guaranteed Obligor or any third party in respect of the obligations guaranteed by the Guarantor; and/or

(f)	to claim or prove as a creditor of a Guaranteed Obligor in competition with any Finance Party or any third party in respect of the obligations guaranteed by the Guarantor.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrower under or in connection with the Transaction Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 25 (Payment Mechanics) of the Facility Agreement.

10.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

11.	ENFORCEMENT OF SECURITY

11.1	General Restriction

11.1.1	Except as permitted by this Clause 11, no Secured Party shall take any Enforcement Action at any time.

11.1.2	For so long as the Secured Obligations owing to the Secured Parties are outstanding, no Subordinated Parties shall make any demand for the repayment of any Subordinated Contribution or the payment of any other amount under a Subordinated Agreement at any time without the prior written consent of the Agent, save that (x) upon the release of Aircraft Specific Collateral, all amounts owing in respect of the related Subordinated Contribution may be repaid (and repayment may be demanded) and (y) sums owing in respect of the Subordinated Contribution may be paid (and payment demanded) from free cash available to the Borrower under sub-clause 8.3.6.

11.2	Enforcement Action

After the occurrence of an Event of Default that is continuing, each of the Secured Parties irrevocably authorises the Security Trustee to:

11.2.1	take any Enforcement Action (subject to the terms of this Deed);

11.2.2	demand, sue, prove and give receipt for any or all of the Secured Obligations;

11.2.3	collect and receive all distributions on, or on account of, any or all of the Secured Obligations; and

11.2.4	file claims, take proceedings and do all other things the Security Trustee considers reasonably necessary to recover the Secured Obligations.

11.3	Agents’ directions

Following the occurrence of an Enforcement Event, the Security Trustee will, subject to the terms of this Deed enforce the Collateral and undertake Enforcement Action (or refrain from doing so) as directed by the Agent. At all times after the request to commence enforcement has been issued and subject to the terms of this Deed, the Security Trustee will act on the directions of the Agent who shall be entitled to give directions and do any other things in relation to the enforcement of the Collateral (including in connection with but not limited to, the disposal, collection or realisation of assets subject to the Collateral) that it considers appropriate including (without limitation) determining the timing and manner of any Enforcement Action against any particular person or asset.

11.4	Subordinated Parties’ waiver

Until the Secured Obligations Discharge Date has occurred and to the extent permitted under applicable law and subject to this Clause 11, each of the Subordinated Parties and each Obligor waives all rights it may otherwise have to require that the Collateral be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Collateral or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

11.5	Secured Parties’ actions

The other Secured Parties and the Subordinated Parties will do all things that the Security Trustee reasonably requests in order to give effect to this Clause 11 and, if the Security Trustee is not entitled to take any of the actions contemplated by this Clause 11 or if the Security Trustee requests any other Secured Party or any Subordinated Party to take that action, that Secured Party or Subordinated Party, as the case may be, will (subject to being indemnified by the other Secured Parties (other than the Agent) for any Losses it may suffer as a consequence of such action on terms reasonably satisfactory to it) undertake those actions itself in accordance with the reasonable instructions of the Security Trustee.

11.6	Sale of Collateral

11.6.1	If an Enforcement Event occurs and is not cured within the applicable grace period, the Security Trustee may sell or arrange the sale of any Aircraft (and any other part of the Collateral). Such sale may be by public auction or private contract, on such terms, at such place(s) and at such time(s) as the Security Trustee decides. Any such sale will be without any warranty or representation as to title or condition of such Aircraft or Collateral, which in each case shall be sold on an as-is where-is basis. The Security Trustee shall not be obliged to seek advice on the sale process or, save where the Security Trustee decides on a private sale in which case it shall obtain an independent third party valuation from a recognised aircraft appraiser pursuant to the provisions of sub-clause 11.6.3, a valuation of such Aircraft or Collateral.

11.6.2	The Obligors and each Subordinated Party accept that a sale after an Enforcement Event may result in a distress value being paid (i.e. substantially less than a price which might be achieved in an open and unrestricted market, between a willing seller and buyer) and accept the risk of such sale not achieving full and best value.

11.6.3	If the Security Trustee decides on a private sale it shall obtain an independent third party valuation from a recognised aircraft appraiser (such valuation taking into account the distress noted above). If the Security Trustee decides on a sale by auction, then no valuation shall be required provided the Security Trustee arranges for the placement of an advertisement of the auction in at least one aviation industry publication no less than thirty (30) days prior to the date of auction.

11.6.4	Any Secured Party (or its Affiliate) may buy any Aircraft or any part thereof at public auction or by private sale provided that if any Secured Party (or its Affiliate) is to buy such Aircraft or any part thereof by way of private sale, then the price to be paid must not be less than the valuation obtained in accordance with this Clause.

11.6.5	The Security Trustee may sell such Aircraft, whether or not any maintenance or modification is taking place in respect thereof at the time of such sale, provided that the Security Trustee (acting on the instructions of the Agent) provides a description of such maintenance or modification.

12.	SUBORDINATED PARTIES SUBORDINATION

12.1	Subordinated Parties Subordination

Each of the Subordinated Parties hereby undertakes in favour of the Secured Parties that its rights and claims under, in and to the Subordinated Agreements and the other Transaction Documents are, and shall at all times until the Secured Obligations Discharge Date has occurred, be fully subject and subordinated to the rights and claims of the Secured Parties in, to and under the Facility Agreement, any Loan advanced thereunder, and the other Transaction Documents, and that no amounts shall be payable to it under the Transaction Documents otherwise than in accordance with the terms of this Deed until the Secured Obligations Discharge Date has occurred.

12.2	Deferral of Subordinated Party’s Rights

Each of the Subordinated Parties hereby undertakes in favour of the Secured Parties that unless and until (a) all Loans have been accelerated or (b) the Secured Obligations Discharge Date has occurred, it will not:

12.2.1	accelerate the Subordinated Agreements or any part thereof; and

12.2.2	it will not exercise any rights it may have by reason of (a) performance by it of its obligations under any Subordinated Agreement, or (b) the failure of any Obligor to perform its obligation under any Subordinated Agreement, or (c) any amount being payable or any liability arising under any Subordinated Agreements:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any guarantor of any Obligor’s obligations under the Subordinated Agreements;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any of the Secured Parties under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Obligor has given a guarantee, undertaking or indemnity under any Subordinated Agreement;

(e)	to exercise any right of set-off against any Obligor; or

(f)	to claim or prove as a creditor of any Obligor in competition with any Secured Party;

12.3	No amendments

12.3.1	The Borrower and each of the Subordinated Parties covenant in favour of the Security Trustee that they shall not, without prior written consent of the Security Trustee, assign or transfer any rights or obligations under the Transaction Documents, the Subordinated Agreements or this Deed otherwise than in accordance with this Deed except that each Subordinated Party may assign or transfer its right, title and interest in respect of (i) if the assignee and/or transferee is the Guarantor or one of its subsidiaries, up to one hundred per cent. (100%) of, or (ii) if the assignee and/or transferee is any other person, up to forty five per cent. (45%) (or such higher percentage as the Security Trustee (acting on the instructions of the Agent) may agree in writing) of, the aggregate amounts due, owing or payable by the Borrower pursuant to any Subordinated Contribution Agreement and the rights to pursue the Borrower in respect thereof, provided that in each case, such assignee accedes to this Deed as a Subordinated Party.

12.3.2	Neither the Borrower, nor any of the Subordinated Parties will, until the Secured Obligations Discharge Date (other than with the prior written consent of the Security Trustee) enter into any agreement, document or arrangement with any person or do any other act or thing which would or could reasonably be expected to lead to the priority or effectiveness of the subordination arrangements provided in this Deed being avoided, set aside, adjusted or held invalid.

12.4	Waiver

The subordination effected by, and the obligations of each Subordinated Party under this Deed, will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release, prejudice or otherwise exonerate all or any of the Subordinated Parties from their respective obligations under this Deed or affect such obligations including, without limitation, and whether or not known by any Subordinated Party or any other person (a) any Security or right of the Secured Parties in respect of the Secured Obligations, (b) any time, waiver or consent granted to, or composition with any Obligor or any other person, (c) the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor, (d) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security, (e) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any Subordinated Party or any other person, (f) any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature and whether or not more onerous) or replacement of a Transaction Document or any other document or security (including, without limitation, any change in the purpose of, any extension of, or any variation or increase in any facility or amount made available under any facility or the addition of any new facility under any Transaction Document or other document or security), (g) any unenforceability, illegality or invalidity of any obligation of any Obligor or any Subordinated Party or of any other person under any Transaction Document or any other document or security; or (h) any insolvency or similar proceedings.

12.5	No duty

Save as expressly set out herein, the Security Trustee has no duty (contractual, fiduciary or otherwise) to any Subordinated Parties and any other Obligor under this Deed or any other Transaction Documents other than to apply any monies in accordance with Clause 8 (Application of Proceeds).

13.	MITIGATION

If any circumstance contemplated in any of sub-clauses 8.4.1 (c) or (d), clause 13.1 (Tax gross-up), clause 13.2 (Tax indemnity), clause 13.6 (Value Added Tax) (but only in respect of scheduled payments of principal and interest or fees), clause 15 (Increased Costs) or clause 16.2 (Indemnities) of the Facility Agreement arises, if any of the circumstances contemplated in Clause 20.13 (Tax Residency) of the Facility Agreement arises solely as a result of a Change in Law, or if any of the circumstances contemplated in clause 8.1 (Illegality) of the Facility Agreement arises or it is reasonably expected that such will arise then, without in any way limiting, reducing or otherwise qualifying the rights of any Party under any of the clauses referred to above, and provided no Event of Default has occurred and is continuing, the Party first becoming aware of the existence of such circumstances shall promptly upon becoming aware of such circumstances notify the Agent and the Borrower thereof and, in consultation with the Agent and to the extent that it can do so lawfully and without prejudice to its own position, any Party affected by such circumstances shall take reasonable steps (including in the case of a Lender a change of location of its Facility Office or the transfer of its rights, benefits and obligations to another financial institution acceptable to such Lender and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such person shall be under no obligation to take any such action if, in the reasonable opinion of such person, to do so is likely to have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

14.	THE SECURITY TRUSTEE

14.1	Security Trustee as trustee

14.1.1	The Security Trustee declares that it holds the Collateral on trust for the Secured Parties on the terms contained in this Deed.

14.1.2

Each of the Secured Parties other than the Security Trustee irrevocably appoints the Security Trustee in accordance with the following provisions of this Clause 14 to act as Security Trustee under this Deed and in connection with the Transaction Documents, and irrevocably authorises the Security Trustee to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Transaction Documents together with any other rights, powers, authorities and discretions as are necessarily incidental thereto. The Security Trustee accepts such appointment and agrees to hold and apply the Collateral in accordance with the terms of this Deed.

14.1.3	Notwithstanding anything to the contrary in this Deed or any other Transaction Document, any reference to the Security Trustee acting “in its discretion”, “as it sees fit” or any analogous term shall not oblige the Security Trustee to exercise any such discretion and the Security Trustee shall be required at all times (subject to being indemnified and/or secured and/or prefunded as it may require for any Loss (together with any associated VAT) and except insofar as such determination is for the purpose of enabling the Security Trustee to protect its own interests or receive sums for its own account) to act or refrain from acting in accordance with the instructions of the Agent or otherwise in accordance with this sub-clause 14.1.3, and in doing so the Security Trustee shall be acting in a purely mechanical and administrative capacity.

14.1.4	In exercising its rights, powers, discretions and authorities under this Deed and any other Transaction Document to which the Security Trustee is party, the Security Trustee shall act subject to and in accordance with the provisions of this Clause 14. If there is any conflict between the provisions of this Clause 14 and any other Transaction Document to which the Security Trustee is party, the provisions of this Clause 14 shall prevail.

14.2	Instructions

14.2.1	The Security Trustee shall:

(a)	subject to sub-clauses 14.2.3 below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Trustee in accordance with any instructions given to it by the Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-clause 14.2.1(a) above.

14.2.2	The Security Trustee shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Trustee may refrain from acting unless and until it receives those instructions or that clarification.

14.2.3	Unless a contrary indication appears in this Deed, any instructions given to the Security Trustee by the Agent shall override any conflicting instructions given by the other Parties.

14.2.4	Sub-clause 14.2.1 above shall not apply:

(a)	where this Deed requires the Security Trustee to act in a specified manner or to take a specified action;

(b)	in respect of any provision which protects the Security Trustee’s own position in its personal capacity as opposed to its role of Security Trustee for the Secured Parties including, without limitation, Clause 14.5 (No duty to account) to Clause 14.10 (Exclusion of liability), Clause 14.12 (Confidentiality) to Clause 14.18 (Custodians and nominees) and Clause 14.20 (Acceptance of title) to Clause 14.24 (Disapplication of Trustee Acts and Law of Property Act); or

(c)	in respect of the exercise of the Security Trustee’s discretion to exercise a right, power or authority under Clause 8 (Application of Proceeds).

14.2.5	At any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Transaction Documents, the Security Trustee shall, subject to the terms of this Deed, if so directed by the Agent, take such action pursuant to such direction to enforce the Collateral.

14.2.6	The Secured Parties (other than the Security Trustee) shall not have any independent power to enforce or have recourse to, any of the Security created by the Security Documents or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Trustee.

14.3	Duties of the Security Trustee

14.3.1	The Security Trustee’s duties under the Transaction Documents are solely mechanical and administrative in nature.

14.3.2	The Security Trustee shall promptly forward to the Agent a copy of any document received by the Security Trustee from any Obligor under any Transaction Document.

14.3.3	Except where a Transaction Document specifically provides otherwise, the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

14.3.4	If the Security Trustee receives written notice from a Party referring to any Transaction Document, describing a Relevant Event and stating that the circumstance described is a Relevant Event, it shall promptly notify the Agent.

14.3.5	The Security Trustee shall have only those duties, obligations and responsibilities expressly specified in the Transaction Documents to which it is expressed to be a party (and no others shall be implied).

14.4	No fiduciary duties to Obligors

Nothing in this Deed constitutes the Security Trustee as an agent, trustee or fiduciary of any Obligor.

14.5	No duty to account

The Security Trustee shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

14.6	Business with the Group

The Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

14.7	Rights and discretions

14.7.1	The Security Trustee may:

(a)	rely on any representation, communication, certificate, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Agent are duly given in accordance with the terms of the Transaction Documents;

(ii)	unless it has received actual notice of revocation from the Agent, that those instructions have not been revoked; and

(iii)	if it receives any instructions to act in relation to the Security created under the Security Documents, that all applicable conditions under the Transaction Documents for so acting have been satisfied; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (c)(i) above, may assume the truth and accuracy of that certificate.

14.7.2	The Security Trustee shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Trustee to the Lenders.

14.7.3	The Security Trustee may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts and will not be liable for acting or refraining from acting on such advice.

14.7.4	Without prejudice to the generality of sub-clause 14.7.3 above or sub-clause 14.7.5 below, the Security Trustee may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Trustee (and so separate from any lawyers instructed by any Finance Party) if the Security Trustee deems this to be desirable.

14.7.5	The Security Trustee may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Trustee or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

14.7.6	The Security Trustee, any Receiver and any Delegate may act in relation to the Transaction Documents and the Collateral through its officers, employees and agents and shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Trustee’s, Receiver’s or Delegate’s gross negligence or wilful default.

14.7.7	Unless a Transaction Document expressly specifies otherwise, the Security Trustee may disclose to any other Party any information it believes it has received as Security Trustee under the Transaction Documents.

14.7.8	Notwithstanding any other provision of any Transaction Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would, or might in its opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty or duty of confidentiality.

14.7.9	Notwithstanding any provision of any Transaction Document to the contrary, the Security Trustee is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

14.7.10

(a)

Where in this Deed or in any other Transaction Document (i) the Security Trustee is referred to as acting “reasonably” or in a “reasonable” manner or as coming to an opinion or determination that is “reasonable” or (ii) any item or evidence is required to be to the Security Trustee’s “satisfaction” or “satisfactory” to the Security Trustee (or any similar or analogous wording is used) this shall mean the Security Trustee acting, or coming to an opinion or determination on the instructions of the Agent and that the Security Trustee shall be under no obligation to determine the reasonableness of such instructions or whether in giving such instructions the Agent is acting in a reasonable manner.

(b)	The Parties to this Deed acknowledge and agree that notwithstanding anything to the contrary in any Transaction Document the Agent is entitled to all the protections contained in, and on the terms set out in the Facility Agreement.

14.7.11

(a)	To the extent applicable and notwithstanding any other provision of this Agreement or any other Transaction Document the Security Trustee may in its discretion and without any consent or authority from the other Secured Parties or the relevant Obligor by notice in accordance with the Security Documents (which notice shall be irrevocable) elect to give up the right to exercise (or refrain from exercising) voting rights and other rights and powers in respect of the Collateral;

(b)	The other Secured Parties unconditionally waive any rights they may otherwise have to require the Security Trustee not to make an election in paragraph (a) above or to require the Security Trustee to indemnify, compensate or otherwise make them good for any losses, costs or liabilities incurred by any of them in relation to or as a consequence of the Security Trustee making such election.

(c)	The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this agreement agree that it will provide to the Security Trustee such information as it may request, from time to time, in order for the Security Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

(d)

Any corporation into which the Security Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Security Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Security Trustee, shall be the successor of the Security Trustee hereunder; provided that such corporation shall be otherwise eligible under this clause to act as a successor Security Trustee, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In the event that the Security Trustee is required to acquire title to an asset, or take any managerial action of any kind in regard thereto, in order to perform any obligation under any Transaction Document, which in the Security Trustee’s sole determination may cause the Security Trustee to incur potential liability under any environmental law, the Security Trustee reserves the right, instead of taking such action, to resign as the Security Trustee.

14.8	Responsibility for documentation

None of the Security Trustee, any Receiver nor any Delegate is responsible or liable for:

14.8.1	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Trustee, an Obligor or any other person in or in connection with any Transaction Document or any Lease Document;

14.8.2	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any Lease Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document or any Lease Document; or

14.8.3	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

14.9	No duty to monitor

The Security Trustee shall not be bound to enquire:

14.9.1	whether or not any Relevant Event, Relevant Default or Servicer Termination Event has occurred;

14.9.2	as to the performance, default or any breach by any Party of its obligations under any Transaction Document or any Lease Document; or

14.9.3	whether any other event specified in any Transaction Document or any Lease Document has occurred.

14.10	Exclusion of liability

14.10.1	Without limiting sub-clause 14.10.2 below (and without prejudice to any other provision of any Transaction Document excluding or limiting the liability of the Security Trustee, any Receiver or Delegate), none of the Security Trustee, any Receiver nor any Delegate will be liable for:

(a)	any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Collateral unless directly caused by its fraud, gross negligence or wilful default;

(b)	exercising or not exercising any right, power, authority or discretion given to it by or in connection with any Transaction Document or the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Collateral;

(c)	any shortfall which arises on the enforcement or realisation of the Collateral unless caused by its gross negligence or wilful default; or

(d)	without prejudice to the generality of sub-paragraphs (a) to (c) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

14.10.2	No Party (other than the Security Trustee, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Trustee, a Receiver or a Delegate in respect of any claim it might have against the Security Trustee, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or the Collateral and any officer, employee or agent of the Security Trustee, a Receiver or a Delegate may rely on this Clause subject to Clause 1.2 (Third Party Rights) and the provisions of the Third Parties Act.

14.10.3	Nothing in this Deed shall oblige the Security Trustee to carry out:

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by the Transaction Documents might be unlawful for any Secured Party (other than the Security Trustee),

on behalf of any Secured Party (other than the Security Trustee) and each Secured Party (other than the Security Trustee) confirms to the Security Trustee that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Trustee.

14.10.4	Notwithstanding any provision of this Deed to the contrary, the Security Trustee shall not in any event be liable for special damages, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not the Security Trustee has been advised of the possibility of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

14.11	Secured Parties’ indemnity to the Security Trustee

If any Obligor fails to perform any of its obligations under the Transaction Documents to indemnify the Security Trustee, each other Secured Party shall (in the proportion that the Secured Obligations owed to it bears to the aggregate of the Secured Obligations owed to all the Secured Parties for the time being (or, if the Secured Obligations of each of those Secured Parties is zero, immediately prior to their being reduced to zero)), indemnify the Security Trustee and every Receiver or Delegate within three (3) Business Days of demand against any Losses incurred by any of them (otherwise than by reason of the Security Trustee’s, Receiver’s or Delegate’s gross negligence or wilful default) as a result of that failure to perform and each Obligor shall indemnify each of the Secured Parties against any payment made by it under this Clause 14.

14.12	Confidentiality

14.12.1	In acting as trustee for the Secured Parties, the Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

14.12.2	If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it.

14.12.3	Notwithstanding any other provision of any Transaction Document to the contrary, the Agent is not obliged to disclose to any other person:

(a)	any confidential information; or

(b)	any other information,

if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

14.13	Information from the Lenders

Each Lender shall supply the Security Trustee with any information that the Security Trustee may reasonably specify as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee.

14.14	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document or any Lease Document, each Secured Party (other than the Security Trustee) confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

14.14.1	the financial condition, status and nature of each Obligor, the Aircraft and any Portfolio Lessee;

14.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Collateral or any Lease Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Collateral or any Lease Document;

14.14.3	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Collateral or any Lease Document, the transactions contemplated by the Transaction Documents or any Lease Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Collateral or any Lease Document;

14.14.4	the adequacy, accuracy or completeness of any information provided by the Security Trustee, any Party or by any other person under or in connection with any Transaction Document or any Lease Document, the transactions contemplated by any Transaction Document or any Lease Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or any Lease Document; and

14.14.5	the right or title of any person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Collateral or the existence of any Security affecting the Collateral.

14.15	Security Trustee’s additional remuneration

14.15.1	In the event of:

(a)	a Relevant Event; or

(b)	the Security Trustee being requested by an Obligor or the Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Trustee under the Transaction Documents; or

(c)	the Security Trustee and the Borrower agreeing that it is otherwise necessary in the circumstances,

the Borrower shall pay to the Security Trustee any additional remuneration (together with any applicable VAT) that may be agreed between them or determined pursuant to sub-clause 14.15.2 below.

14.15.2	If the Security Trustee and the Borrower fail to agree upon the nature of the duties or upon the additional remuneration referred to in sub-clause 14.15.1 above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

14.16	No responsibility to perfect Collateral

The Security Trustee shall not be liable for any failure to:

14.16.1	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Collateral;

14.16.2	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Transaction Document, the Collateral or any Lease Document;

14.16.3	register, file or record or otherwise protect any of the Security created by the Security Documents (or the priority of any of the Security created by the Security Documents) under any law or regulation or to give notice to any person of the execution of any Transaction Document or any Lease Document;

14.16.4	take, or to require any Obligor to take, any step to perfect its title to any of the Collateral or to render the Security created by the Security Documents effective or to secure the creation of any ancillary Security under any law or regulation; or

14.16.5	require any further assurance in relation to any Security Document.

14.17	Insurance by Security Trustee

14.17.1	The Security Trustee shall not be obliged:

(a)	to insure any of the Collateral;

(b)	to require any other person to maintain any insurance; or

(c)	to verify any obligation to arrange or maintain insurance contained in any Transaction Document or any Lease Document,

and the Security Trustee shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

14.17.2	Where the Security Trustee is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Trustee fails to do so within fourteen days after receipt of that request.

14.18	Custodians and nominees

The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Deed or any document relating to the trust created under this Deed and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Deed or be bound to supervise the proceedings or acts of any person.

14.19	No obligation to hold Security created by the Security Documents

Notwithstanding anything to the contrary in any Transaction Document, the Security Trustee is not obliged to hold and/or enforce any Security created by the Security Documents if it considers to do so would be contrary to its internal policies or would expose it to any liability (including reputational or environmental liability). In such circumstances, the Security Trustee may delegate or appoint a co-trustee in respect of the relevant Security, which delegate or co-trustee shall assume the responsibilities of the Security Trustee in respect of the relevant Security and the obligations owed to the parties hereunder as if named herein as Security Trustee. The Security Trustee will not be required to provide an indemnity to such Delegate, be responsible for their actions or the consequences of any delay in the identification or appointment of such Delegate and the Parties acknowledge and agree that the provisions of Clause 15.2 (Delegation) shall apply to the appointment of any such Delegate.

14.20	Acceptance of title

The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Collateral and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

14.21	Winding up of trust

If the Security Trustee, with the written approval of the Agent determines that:

14.21.1	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

14.21.2	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Transaction Documents, then the trusts set out in this Deed shall be wound up and the Security Trustee shall release, without recourse, representation or warranty, all of the Security created by the Security Documents and the rights of the Security Trustee under each of the Security Documents

14.22	Obligors: Power of Attorney

Each Obligor irrevocably appoints the Security Trustee to be its attorney to do anything which that Obligor has authorised the Security Trustee or any other Party to do under this Deed or is itself required to do under this Deed but has failed to do (and the Security Trustee may delegate that power on such terms as it sees fit). Such power of attorney shall only be exercisable following the occurrence of an Enforcement Event which is continuing.

14.23	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Trustee under or in connection with the Transaction Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Trustee by law or regulation or otherwise.

14.24	Disapplication of Trustee Acts and Law of Property Act

14.24.1	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Deed. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Deed, the provisions of this Deed shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act.

14.24.2	The restrictions contained in Section 93 and Section 103 of the Act shall not apply to this Deed or to the exercise by the Security Trustee of its right to consolidate all or any of the Security Interests created pursuant to the Security Documents with any other security in existence at any time or to its power of sale, which powers may be exercised by the Security Trustee without notice to any Obligor at the time, or at any time after, any Security created by the Security Documents has become enforceable. The powers in relation to the Security Interests conferred by Security Documents on the Security Trustee or on any Receiver of the Collateral or any part of the Collateral shall be in addition to and not in substitution for the powers conferred on mortgagees or receivers under the Act, and, where there is any ambiguity or conflict between the powers contained in the Act and those conferred by this Deed, the terms of this Deed shall prevail.

14.25	Perpetuity period

The perpetuity period under the rule against perpetuities, if applicable to this Deed and the trusts created hereunder, shall be the period of one hundred and twenty-five (125) years from the date of this Deed.

14.26	Obligors’ waiver

To the extent permitted under applicable law and subject to Clause 8 (Application of Proceeds), each Collateral Party waives all rights it may otherwise have to require that the Collateral be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Collateral or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

15.	CHANGE OF SECURITY TRUSTEE AND DELEGATION

15.1	Resignation of the Security Trustee

15.1.1	The Security Trustee may resign by giving 30 days notice to the Lenders and the Borrower, in which case the Agent (after consultation with the Borrower and having discussed any concerns of the Borrower in respect of the identity of the successor Security Trustee) may appoint a successor Security Trustee.

15.1.2	If the Agent has not appointed a successor Security Trustee in accordance with sub-clause 15.1.1 within 30 days after notice of resignation was given, the retiring Security Trustee (after consultation with the Borrower and at the cost of the Borrower) may appoint a successor Security Trustee. The Security Trustee is not bound to supervise or be responsible in any way for any loss incurred by reason of misconduct or default on the part of the successor Security Trustee.

15.1.3	If the Security Trustee wishes to resign because it has concluded that it is no longer appropriate for it to remain as security trustee and the Security Trustee is entitled to appoint a successor Security Trustee under sub-clause 15.1.2, the Security Trustee may after consulting with the Borrower (if it concludes that it is necessary to do so in order to persuade the proposed successor Security Trustee to become a Party to this Deed as Security Trustee) agree (subject to the provisions of the Facility Agreement) with the proposed successor Security Trustee amendments to this Clause 15 and any other term of this Deed dealing with the rights or obligations of the Security Trustee consistent with the current market practice for the appointment and protection of corporate trustees, and the Borrower shall pay all fees and expenses the due and owing to the resigning Security Trustee prior to the effectiveness of its resignation.

15.1.4	The retiring Security Trustee shall make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee.

15.1.5	The Security Trustee’s resignation shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Collateral to that successor.

15.1.6	Upon the appointment of a successor Security Trustee, the retiring Security Trustee shall be discharged from any further obligation in respect of the

Transaction Documents but shall remain entitled to the benefit of Clause 14 (The Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

15.1.7	The Agent may, by notice to the Security Trustee, require it to resign in accordance with sub-clause 15.1.1. In this event, the Security Trustee shall resign in accordance with sub-clause 15.1.1.

15.2	Delegation

15.2.1	The Security Trustee may, at any time, delegate (including by power of attorney) to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Transaction Documents.

15.2.2	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Trustee may think fit in the interest of the Secured Parties and the Security Trustee shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

15.3	Additional trustees

15.3.1	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Parties of any appointment.

15.3.2	Any person so appointed (subject to the terms of this Deed) shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Deed) and the duties and obligations that are conferred or imposed by the instrument of appointment.

15.3.3	The remuneration that the Security Trustee may pay to that person, and any costs and expenses incurred by that person in performing its functions as a result of that appointment shall, for the purposes of this Deed, be treated as costs and expenses incurred by the Security Trustee.

16.	CHANGES TO SECURED PARTIES

16.1	Change of Party

No party may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of this Deed or the Transaction Documents except as permitted by this Clause 16.

16.2	Change of Lender

16.2.1	A Lender may assign any of its rights and benefits or transfer any of its rights, benefits and obligations or sub-participate all or a portion of its interest in respect of any Transaction Documents to which it is a party if that assignment, transfer or sub-participation is in accordance with the terms of the Facility Agreement and any assignee, transferee or sub-participant permitted by this Clause 16.2 has executed and delivered to the Security Trustee and the Borrower a Proceeds Deed Accession Undertaking.

16.2.2	Any Prospective Increase Lender will, on the relevant Increase Date, execute and deliver to the Security Trustee and the Borrower a Proceeds Deed Accession Undertaking.

16.3	Change of Agent

Any person which becomes the Agent as defined in, and in accordance with, the terms of the Facility Agreement, shall at the same time accede to this Deed by executing and delivering to the Security Trustee and the Borrower a Proceeds Deed Accession Undertaking.

16.4	Proceeds Deed Accession Undertaking

With effect from the date of acceptance by the Security Trustee and the Borrower of a Proceeds Deed Accession Undertaking (which shall in each case be accepted as soon as reasonably practicable after receipt by it of a duly completed Proceeds Deed Accession Undertaking) or, if later the date specified in that Proceeds Deed Accession Undertaking:

16.4.1	any Party ceasing entirely to be a Lender and/or Agent shall be discharged from further obligations towards the Security Trustee and other Parties under this Deed and their respective rights against one another shall be cancelled (except in each case for those obligations and rights which arose prior to that date); and

16.4.2	as from that date, the replacement or new Lender and/or Agent shall assume the same obligations, and become entitled to the same rights, as if it had been an original Party to this Deed.

16.5	Additional Parties

Each of

16.5.1	the Finance Parties (other than the Security Trustee) appoints the Security Trustee; and

16.5.2	each Subordinated Party and the Obligors (other than the Borrower) appoints the Borrower,

to receive on its behalf each Proceeds Deed Accession Undertaking delivered to the Security Trustee and the Borrower and to accept and sign it if it is complete and appears on its face to be authentic and duly executed and until accepted and signed by the Security Trustee and the Borrower that document shall not be effective.

17.	CHANGES TO OBLIGORS OR SUBORDINATED PARTIES

17.1	Obligors

No Obligor shall be entitled to assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of this Deed or the Transaction Documents without the prior written consent of the Security Trustee except as permitted by this Clause 17; and

17.2	New Owners and the New Intermediate Lessors

The Borrower shall procure that each entity that becomes an Owner (or, if applicable, an Owner Trustee) or that becomes an Intermediate Lessor in respect of an Aircraft shall accede to this Deed on or before the date on which it acquires any interest in the Aircraft by executing and delivering to the Security Trustee and the Borrower a Proceeds Deed Accession Undertaking.

17.3	New Subordinated Party

The Borrower shall procure that each entity that becomes a Subordinated Party shall accede to this Deed on or before the date on which it enters into the relevant Subordinated Agreement by executing and delivering to the Security Trustee and the Borrower a Proceeds Deed Accession Undertaking.

17.4	Proceeds Deed Accession Undertaking

With effect from the date of acceptance by the Security Trustee and the Borrower of a Proceeds Deed Accession Undertaking (which shall be accepted as soon as reasonably practicable after receipt by it of a duly completed Proceeds Deed Accession Undertaking) or, if later the date specified in that Proceeds Deed Accession Undertaking, as from that date, the new Obligor shall assume the same obligations, and become entitled to the same rights, as if it had been an original Party to this Deed.

17.5	Additional Parties

Each of

17.5.1	the Finance Parties (other than the Security Trustee) appoints the Security Trustee; and

17.5.2	each Subordinated Party and the Obligors (other than the Borrower) appoints the Borrower,

to receive on its behalf each Proceeds Deed Accession Undertaking delivered to the Security Trustee and the Borrower and to accept and sign it if it is complete and appears on its face to be authentic and duly executed and until accepted and signed by the Security Trustee and the Borrower that document shall not be effective.

17.6	Resignation of an Obligor

17.6.1	The Borrower may request that an Owner or Intermediate Lessor (the “Resigning Obligor”) ceases to be an Obligor at any time after the Aircraft Specific Collateral relating to the Aircraft owned and/or leased (as applicable) by such Resigning Obligor has been released by the Security Trustee in accordance with this Deed.

17.6.2	The Security Trustee shall accept an Obligor Resignation Letter if no Relevant Event is continuing or would result from the acceptance of the Obligor Resignation Letter (and the Borrower and the Resigning Obligor confirm that this is the case) whereupon the Resigning Obligor shall cease to be an Obligor and shall have no further rights or obligations under the Transaction Documents.

17.7	Information and dealing

Each Party shall provide to the Security Trustee from time to time (through the Agent if relevant) any information that the Security Trustee may reasonably specify as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

17.8	Disclosure

The Borrower consents, until such time as all of the Secured Obligations owed by it to the Lenders have been discharged in full, to the disclosure by any of the Lenders to each other of such information concerning the Obligors as any Lender shall see fit except to the extent that disclosure of such information would contravene Clause 21 (Confidentiality).

18.	NOTICES

18.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax, electronic mail (if applicable) or letter.

18.2	Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Transaction Documents is:

18.2.1	identified with its name below; or

18.2.2	specified on the Proceeds Deed Accession Undertaking to which it is a party,

or any substitute details which that Party may notify to the Security Trustee and the Agent (or the Security Trustee may notify to the other Parties, if a change is made by the Security Trustee) by not less than five (5) Business Days’ notice and promptly upon receipt of any notification of any new or changed details, the Agent shall notify the other Parties.

18.3	Delivery

18.3.1	Any communication or document made or delivered by one person to another under or in connection with the Transaction Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address provided such delivery was by way of an internationally reputable courier company which retains proof of delivery;

18.3.2	Any communication or document to be made or delivered to the Representatives will be effective only when actually received by the Representatives and then only if it is expressly marked for the attention of the department or officer identified with the Representatives’ signature below (or any substitute department or officer as the Representatives shall specify for this purpose).

18.3.3	Any communication or document made or delivered to the Borrower in accordance with this Clause 18.3 will be deemed to have been made or delivered to the Guarantor.

18.4	English language

18.4.1	Any notice given under or in connection with any Transaction Document must be in English.

18.4.2	All other documents provided under or in connection with any Transaction Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Representatives, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.5	Electronic communication

18.5.1	Any communication to be made by one person to another under or in connection with the Transaction Documents may be made by electronic mail or other electronic means, if such persons:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

18.5.2	Any electronic communication made by one person to another under or in connection with the Transaction Documents will be effective only when actually received in readable form and in the case of any electronic communication made to the Representatives only if it is addressed in such a manner as the Representatives shall specify for this purpose.

19.	PRESERVATION

19.1	Partial invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

19.2	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

19.3	Waiver of defences

The provisions of this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 19.3, would reduce, release or prejudice the subordination and priorities in this Deed including:

19.3.1	any time, waiver or consent granted to, or composition with any person;

19.3.2	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral;

19.3.3	any incapacity or lack of power, authority or legal personality or dissolution or change in the members or status of any person;

19.3.4	any amendment (however fundamental) or replacement of a Transaction Document or any other document or security;

19.3.5	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

19.3.6	any intermediate payment or discharge of any of the Secured Obligations in whole or in part.

19.4	Priorities not affected

Except as otherwise provided in this Deed the priorities referred to in Clause 2 (Ranking and Priority) and Clause 8 (Application of Proceeds) will:

19.4.1	not be affected by any reduction or increase in the principal amount secured by the Collateral in respect of the Secured Obligations of the Lenders or by any intermediate reduction or increase in, amendment or variation to any of the Transaction Documents, or by any variation or satisfaction of, any of the Secured Obligations or any other circumstances;

19.4.2	apply regardless of the order in which or dates upon which the Transaction Documents and this Deed are executed or registered or notice of them is given to any person; and

19.4.3	secure the Secured Obligations in the order specified, regardless of the date upon which any of the Secured Obligations arise or of any fluctuations in the amount of any of the Secured Obligations outstanding.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

21.	CONFIDENTIALITY

21.1.1	At all times during the continuance of this Deed and the other Transaction Documents and after the termination hereof (howsoever caused), each of the parties hereto or any person who becomes a party hereto, whether or not any such party or person ceases to be a party hereto, shall not, without the express prior written consent of the other parties, issue any press release in relation to the transactions evidenced by this Deed and the other Transaction Documents, or disclose to any other person (other than another party to a Transaction Document), the Transaction Documents or the business, financial or other covenants and/or information contained in or supplied in connection with this Deed or any other Transaction Document and the transactions contemplated hereby or thereby or any other agreement entered into after the date hereof by any party hereto or in connection with this Deed or any other Transaction Document, or release synopses, summaries, explanations, copies or drafts of any such document which disclose or reveal the identity of the parties or the terms thereof (or any of them) provided, that, subject to sub-clause 21.1.2, the parties shall be entitled, without any such consent, to disclose (to the extent reasonably required):

(a)	in connection with any proceedings arising out of or in connection with this Deed or any of the other Transaction Documents; or

(b)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise or by an order of any arbitral tribunal; or

(c)	pursuant to any law or regulation having the force of law; or

(d)	to any fiscal, monetary, tax, regulatory, supervisory, governmental or other competent authority or any stock exchange on which its shares may be listed; or

(e)	to the auditors, legal, insurance or other professional advisors or insurers or underwriters of any member of the group of companies of which such party is a member and to any potential assignee or transferee, provided, that the recipient is obliged to keep the relevant information confidential; or

(f)	to any Affiliate; or

(g)	if required to do so in order to obtain any permits, consents, licences which such Party is required to obtain pursuant to, or for the purposes of the Transaction Documents; or

(h)	if any of the same is or shall become publicly known otherwise than as a result of a breach of such Party of this Clause 21; or

(i)	to any potential assignee or transferee of, or participant with, its rights under this Deed or any of the other Transaction Documents or any other person proposing to enter into contractual arrangements with it in relation to this Deed or any of the other Transaction Documents, subject to it obtaining an undertaking from such potential assignee, transferee or participant or other person in corresponding terms to this Clause 21; or

(j)	in any manner expressly permitted by any of the Transaction Documents.

21.1.2	Each Finance Party acknowledges that it will further be bound by the following additional confidentiality provisions:

(a)	in respect of any Portfolio Lease in respect of which American Airlines Inc. is the Portfolio Lessee, any Lease Documents in respect of such Portfolio Lease and any Portfolio Lessee Information provided in respect of such Portfolio Lease (together, the “American Airlines Information”), prior to the disclosure of any American Airlines Information to any potential assignee or transferee of a Finance Party, unless otherwise agreed by the Lessor, a non-disclosure agreement must be entered into by such potential assignee or transferee with the Lessor and/or Owner Participant and/or Owner Trustee and/or American Airlines Inc. (as applicable) in respect of such American Airlines Information;

(b)	in respect of any Portfolio Lease in respect of which PT Lion Mentari (or any affiliate of PT Lion Mentari) is the Portfolio Lessee, any Lease Documents in respect of such Portfolio Lease and any Portfolio Lessee Information provided in respect of such Portfolio Lease (together, the “PT Lion Information”):

(i)	disclosure of such PT Lion Information may only be made where such recipient shall be (and the person making the disclosure shall procure that such recipient is) under a legal or professional or contractual obligation to treat such information as confidential or, in the case of PT Lion Information which is financial information, a non-disclosure agreement is in place between the recipient and the Portfolio Lessee (save in the case of financial information which is to be disclosed to any Finance Party in which case such Finance Party need only be subject to similar confidentiality undertakings to those provided for in this paragraph (b)) and, without limiting the generality of the above, the recipient shall ensure that such PT Lion Information will not be disclosed to any person (other than auditors, legal or other professional advisors) based in or resident in or is physically or habitually located in Indonesia; and

(ii)	notwithstanding anything else contained in this clause, without the prior written consent of the Portfolio Lessee, PT Lion Information cannot be disclosed to:

(A)	any entity or person (including any entity or person (including employees, agents, partners, shareholders, contractors, directors of the same or any person associated or connected with any Finance Party) so long as such entity or person is based in or resident in or is physically or habitually located in Indonesia (“Restricted Persons”); or

(B)	any entity or person (including employees, agents, partners, shareholders, contractors, directors of the same or any person associated or connected with any Finance Party) where the disclosure of such information to such entity or person is reasonably likely to result in further disclosure to Restricted Person; and

(c)	if the Portfolio Lease in respect of any Unidentified Aircraft or Permitted Substitute Aircraft or any Replacement Lease contains confidentiality provisions that are more onerous that those set out in sub-clause 21.1.1, each Finance Party agrees to consider, acting reasonably, whether it is willing to provide further confidentiality covenants, and the terms of any such covenants, in respect of any information provided in connection with such Portfolio Lease. Any such additional covenants will be entered into as a supplement to the Facility Agreement.

21.1.3	Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Transaction Documents (the “Transaction”), shall not apply to the US federal tax structure or US federal tax treatment of the Transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the US federal tax structure and US federal tax treatment of the Transaction. The preceding sentence is intended to cause the transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the US federal tax structure of the Transaction or any US federal tax matter or US federal tax idea related to the Transaction.

22.	AMENDMENTS AND WAIVERS

Each of the Parties hereby agrees that the terms of Clause 32 (Amendments and Waivers) of the Facility Agreement apply to this Deed as if set out in full herein, mutatis mutandis.

23.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it, are governed by and construed in accordance with English law.

24.	ENFORCEMENT

24.1	Jurisdiction of English courts

24.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to non-contractual obligations arising from or in connection with this Deed, or a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) (a “Dispute”).

24.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

24.1.3	This Clause 24.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

24.2	Service of Process

24.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor and each Subordinated Party:

(a)	irrevocably appoints Bolt Burdon, Providence House, Providence Place, Islington, London, N1 0NT, England (or such other address as the process agent may notify to the Security Trustee) (or its replacement registered office from time to time), as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)	agrees that failure by a process agent to notify any Obligor of the process will not invalidate the proceedings concerned.

24.3	Waiver of Immunity

Each Obligor and each Subordinated Party waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

24.3.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

24.3.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

This Deed has been entered into on the date stated at the beginning of this Deed and has been executed as a deed by the Parties and is intended to be and is delivered by them as a deed on the date specified above.

SCHEDULE 1

FORM OF PROCEEDS DEED ACCESSION UNDERTAKING

To:	[Insert full name of current Borrower and the Security Trustee], for themselves and each of the other Parties to the Proceeds Deed referred to below.

THIS UNDERTAKING is made on [date] by [insert full name of new Lender/Agent/Obligor/Subordinated Party] (the “Acceding [Lender/Agent/Obligor/Owner/Intermediate Lessor]”) in relation to the proceeds deed dated [—] 2014 between [—] as Borrower, [—] as Security Trustee, Deutsche Bank AG, London Branch, National Australia Bank Limited and HSBS Bank plc as Joint Lead Arrangers, [—] as Agent, the Owners named therein, the Intermediate Lessors named therein, the Subordinated Parties named therein, the Lenders named therein and Avolon Aerospace Leasing Limited, as Guarantor, (the “Proceeds Deed”). Terms defined in the Proceeds Deed shall bear the same meanings when used in this Undertaking.

In consideration of the Acceding [Lender/Agent/Obligor/Subordinated Party] being accepted as [a/an] [Lender/Agent/Obligor] for the purposes of the Proceeds Deed, the Acceding [Lender/Agent/Obligor/Subordinated Party] hereby confirms that, as from [date], it intends to be party to the Proceeds Deed as [a/an] [Lender/Agent/Obligor/Subordinated Party], undertakes to perform all the obligations expressed in the Proceeds Deed to be assumed by [a/an] [Agent/Lender/Obligor/Subordinated Party] and agrees that it shall be bound by all the provisions of the Proceeds Deed, as if it had been an original party to the Proceeds Deed.

For the purpose of Clause 18.2 (Addresses) of the Proceeds Deed, the notice details of the Acceding [Lender/Agent/ Obligor/Subordinated Party] are as follows

Address:	—

Fax:	—
Email:	—
Attention:	—

This Undertaking and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

THIS UNDERTAKING has been entered into on the date stated above.

[Intentionally left blank]

EXECUTED as a DEED by	)
[Acceding [Lender/Agent/Obligor	)
/Subordinated Party]]	)
acting by:	)
in the presence of:	)

Signature of witness:

Name of Witness:

Name of Witness:

Accepted by the Security Trustee:

[                                         ]

By:

Title:

Date:

Accepted by the Borrower:

[                                          ]

By:

Title:

Date:

SCHEDULE 2

FORM OF OBLIGOR RESIGNATION LETTER

From:	[Borrower] and [Resigning Obligor]

To:	[—], as Security Trustee

Dated:	[—]

Dear Sirs

Proceeds Deed dated [—] 2014 (the “Deed”)

1.	We refer to the Deed. This is an Obligor Resignation Letter. Terms defined in the master definitions schedule appended to the Deed have the same meaning in this Obligor Resignation Letter unless given a different meaning in this Obligor Resignation Letter.

2.	Pursuant to Clause 17.6 (Resignation of an Obligor) of the Proceeds Deed, we request that [Resigning Obligor] be released from its obligations as an Obligor under the Agreement.

3.	We confirm that:

3.1	no Relevant Event is continuing or would result from the acceptance of this request; and

3.2	the conditions set out in sub-clauses 17.6.1 and 17.6.2 of the Proceeds Deed have been fully complied with.

3.3	This Obligor Resignation Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

The Borrower	[Resigning Obligor]

[Borrower]	For and on behalf of [Resigning Obligor]
Name:	Name:
Title:	Title:

SCHEDULE 3

APPENDIX A – MASTER DEFINITIONS SCHEDULE

PART A

DEFINITIONS

“Acceleration Event” means any event or circumstance specified in clause 8.5 (Acceleration Events) of the Facility Agreement.

“Acceptable Bank” means a bank in respect of which the long-term unsecured debt has a credit rating of equal to or better than A- from S&P and/or A- from Fitch and/or A3 from Moody’s.

“Account Bank” means Deutsche Bank Trust Company Americas or, in the case of the Identified Aircraft in respect of which the Portfolio Lessee is American Airlines Inc., Wells Fargo Bank Northwest, National Association, or any such other Acceptable Bank as may be agreed in writing by the Agent in respect of any Account.

“Acceptable Guarantee” means a guarantee which:

(a)	is a payment and performance guarantee;

(b)	is expressly irrevocable and unconditional and with an express waiver of defences provided by the guarantee thereunder;

(c)	is expressed to be payable within five (5) Business Days or less of demand;

(d)	does not contain any rights of set-off for the benefit of the guarantor thereunder; and

(e)	is governed by New York law or English law;

and in respect of which:

(i)	the Security Trustee has received legal opinions to which it is an addressee (in a form compliant with the Standard and otherwise with respect to, without limitation, the guarantor’s corporate authorisations, the validity and enforceability of the guarantee and compliance with enforcement requirements) from legal counsel (selected by the Lessor applying the Standard) in the jurisdiction which the guarantee is expressed to be governed by and the jurisdiction of incorporation of the guarantor thereunder; and

(ii)	all filing and other requirements, including, without limitation, translations, which are a condition to such guarantee being valid, binding and enforceable and identified in the legal opinions contemplated in paragraph (i) above have been fulfilled.

provided that in respect of the Identified Aircraft referenced as aircraft 10 in Schedule 2 (The Identified Aircraft) of the Facility Agreement, the guarantee to be provided by Joint Stock Company “Aeroflot Russian Airlines” in respect of the obligations of “Dobrolet” Limited Liability Company under the Portfolio Lease attributable to such Aircraft, will not fail to constitute an Acceptable Guarantee solely as a result of it being subject to a maximum limit of US$57,000,000.

“Accounts” means the Borrower Accounts, the Owner Accounts and the Intermediate Lessor Accounts (and “Account” means any of them).

“Act” means the Law of Property Act 1925.

“Administration Agreement” means any management or administration or similar agreement that is entered into by the Borrower or the Intermediate Lessor (if any) in respect of any Obligor that is an Orphan Entity, in form and substance satisfactory to the Security Trustee, and to which the Security Trustee will be a party.

“Affected Lease Election Notice” has the meaning given to such term in clause 20.18.2 of the Facility Agreement.

“Affiliate” means, in relation to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person.

“Agent” means Deutsche Bank Trust Company Americas.

“Aggregate Net Price” means at the relevant time the aggregate Net Price paid by each Owner of, if applicable, Owner Trustee (or on its behalf) to take title to each Aircraft.

“Agreed Form” means, in respect of any document, the form of such document attached to the Agreed Form Document Side Letter.

“Agreed Form Document Side Letter” means a side letter entered into on or about the date hereof between the Borrower, the Agent and the Security Trustee and attaching agreed versions of certain documents required to be provided by the Borrower as conditions to Utilisations of the Facility.

“Agreed Value” means in respect of any Aircraft, as at any date, the greatest of (a) an amount in Dollars which equals 115 per cent. (115%) of the outstanding principal amount of the Loan for such Aircraft and (b) such greater amount as may be directed in writing by the Borrower.

“Aircraft” means any or all, as the context may require, of the Identified Aircraft and the Unidentified Aircraft for as long as any Secured Obligations are outstanding with respect to such Aircraft.

“Aircraft Specific Collateral” means, in respect of an Aircraft, the Collateral constituted by the Security Documents entered into by the Obligors or any of them in respect of such Aircraft.

“Aircraft Specific Collateral Release Event” means, in respect of an Aircraft:

(a)	an Aircraft Specific Prepayment Event has occurred; and

(b)	the Agent has received prepayment of the relevant Loan in full in accordance with clause 8.5 (Acceleration Events) of the Facility Agreement as a result of the occurrence of the Aircraft Specific Prepayment Event together with any other amount required to be paid to the Finance Parties or to any Account pursuant to such clause or under the Transaction Documents.

“Aircraft Specific Prepayment Event” means, in respect of any Aircraft:

(i)	any Acceleration Event of the nature described in sub-clauses 8.5.1(a), 8.5.1(b), 8.5.1(e), 8.5.1(f), 8.5.1(g), 8.5.1(h) or 8.5.1(i) of the Facility Agreement which relates to such Aircraft, and

(ii)	if the Agent determines that such Acceleration Event does not affect all of the Aircraft, but does affect such Aircraft, any Acceleration Event of the nature described in sub-clauses 8.5.1(c) or 8.5.1(d) of the Facility Agreement.

“Airframe” means, with respect to each Aircraft, any “airframe” (and for so long as an Aircraft is subject to a Portfolio Lease “Airframe” shall have the meaning given to such term in such Portfolio Lease, if applicable).

“Airframe Warranties Agreement” means any airframe warranties agreement, or other equivalent document, that is entered into, or to be entered into, in respect of an Aircraft by, amongst others, the Owner of the Aircraft, the Security Trustee and the Airframe manufacturer, it being agreed that such an agreement is not required as long as the Security Trustee has obtained the benefit of the warranties by way of a Security Document and the same has been acknowledged in writing by the Airframe manufacturer.

“Anti-Bribery Law” means the Prevention of Corruption Acts 1889-2010 (POCA) as amended from time to time, and any other applicable law of similar purpose and scope.

“ASCEND Valuation” means, in respect of an Aircraft, at any time, the lowest of: (a) the Base Value of such Aircraft; and (b) the Market Value of such Aircraft, in each case on full life condition provided that the Portfolio Lease for such Aircraft is fully reserved or has full life return conditions and otherwise on a maintenance adjusted basis as stated by ASCEND Worldwide Limited (or such other aircraft appraiser as the Agent may select (acting reasonably) in the event ASCEND Worldwide Limited ceases to provide the required valuations);

“ASCEND Valuation Letter” means, in respect of an Aircraft, a desktop appraisal addressed to, inter alios, the Agent, from ASCEND Worldwide Limited (or such other aircraft appraiser as the Agent may select (acting reasonably) in the event ASCEND Worldwide Limited ceases to provide the required valuations), setting out the ASCEND Valuation for such Aircraft, which shall be dated on or after the date falling thirty (30) days before the relevant Utilisation Date in respect of such Aircraft.

“Assignment Agreement” means an agreement substantially in the form set out in Part C (Form of Assignment Agreement) of Schedule 7 (Changes to the Lenders) of the Facility Agreement, or any other form agreed between the Agent and the Borrower.

“Assignment of Insurances” means, in respect of an Aircraft, each assignment of insurances that may from time to time be entered into between a Portfolio Lessee and/or any Sub-Lessee, as assignor, and the Owner (or, if applicable, Owner Trustee) and/or Intermediate Lessor of such Aircaft, as assignee, in relation to the benefit of the Insurances (other than liability insurances) and the benefit of any Assignment of Insurances where the Lessee or any Sub-lessee is the assignee, together with all notices and acknowledgements to be given or issued thereunder.

“Assignment of Reinsurances” means, in respect of an Aircraft, each assignment of reinsurances that may from time to time be entered into between the relevant Insurer, as assignor, and the Owner (or, if applicable, Owner Trustee) and/or Intermediate Lessor of such Aircraft, as assignee, or the Lessee or any Sub-Lessee, as assignee, in relation to the benefit of the Insurances (to the extent of the reinsurances, other than liability reinsurances), together with all notices and acknowledgements to be given or issued thereunder;

“Authorisations” means each and every approval, waiver, authorisation, consent, licence, certificate or order of, or registration with, or requirement for the giving of prior notice to, or the taking of any action in respect of, any Government Entity having jurisdiction over any Obligor or the Aircraft.

“Availability Period” means:

(a)	in respect of an Identified Aircraft, the period beginning with the date hereof and ending at 2 p.m., London time, on 30 June 2015; and

(b)	in respect of an Unidentified Aircraft, the period beginning with the date hereof and ending at 5 p.m., London time, on the date falling eighteen (18) months after the date of the Facility Agreement, provided that in each case, if the delivery of the Aircraft from the relevant manufacturer to the Owner (or, if applicable, the Owner Trustee) is delayed beyond the final day of the Availability Period for such Aircraft as a result of such manufacturer being unable to deliver the Aircraft, then solely in respect of such Aircraft, the Availability Period shall be extended and shall end on the earliest of:

(i)	the date on which the manufacturer makes the Aircraft available for delivery to the Owner (or, if applicable, the Owner Trustee), and

(ii)	in the case of each Aircraft other than the Hainan Identified Aircraft, the date falling three months after the last day of the unextended Availability Period for such Aircraft, and in the case of the Hainan Identified Aircraft, the date falling six months after the last day of the unextended Availability Period for such Hainan Identified Aircraft.

“Available Facility” means, at any time, the amount of the Total Commitments at such time less the aggregate amounts of each Loan advanced under the Facility Agreement at such time.

“Aviation Authority” means any Government Entity which under the laws of the State of Registration from time to time has control over civil aviation or the registration, airworthiness or operation of an Aircraft.

“Balloon Amount” means, in respect of a Loan, the balance of the principal of the Loan that would be outstanding on the Final Repayment Date if the Loan were to amortise to zero:

(i)	in the case of each Loan, other than any Loan attributable to a Quarterly Rent Aircraft, monthly in arrears; and

(ii)	in the case of any Loan attributable to a Quarterly Rent Aircraft, quarterly in arrears,

and in each case using an annuity repayment profile of a term of thirteen (13) years from the date of the original delivery of the related Aircraft from the manufacturer.

“Base Value” means, in respect of an Aircraft, the relevant appraiser’s opinion of the underlying economic value of such Aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”. An aircraft’s Base Value is founded on the historical trend of values and in the projection of value trends and presumes an arm’s-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Beneficial Interest Security Assignment” means, in respect of any Aircraft that will be owned under an owner trust structure, the beneficial interest security assignment to be entered into by the Owner Participant in respect of such Aircraft, as assignor, and the Security Trustee, as assignee, in respect of the Owner Participant’s rights in and to the owner trust agreement in respect of the Aircraft.

“Bill of Sale” means, in respect of any Aircraft, the bill of sale pursuant to which legal title to such Aircraft is transferred to the relevant Owner (or, if applicable, the Owner Trustee).

“Borrower” means Avolon Aerospace (Funding 4) Limited.

“Borrower Account Control Agreement” means the account control agreement(s) to be entered into by the Borrower, the Security Trustee and the Account Bank in respect of the Borrower Accounts.

“Borrower Account Pledge” means the account pledge(s) in respect of the Borrower Accounts between the Borrower and the Security Trustee.

“Borrower Accounts” means the Borrower Collection Account and the Borrower Lease Reserve Account.

“Borrower Collection Account” means the account with the Account Bank specified as such in the Borrower Account Pledge.

“Borrower Lease Reserve Account” means the account with the Account Bank specified as such in the Borrower Account Pledge.

“Borrower Security Agreement” means the security agreement entered into, or to be entered into, as the context may require, between the Security Trustee and the Borrower in relation to the Borrower’s rights in respect of (i) the Aircraft, (ii) the Master Servicing Agreement and (iii) each Subordinated Contribution Agreement between the Borrower and an Owner or, if applicable, Owner Trustee.

“Borrower Share Charge” means the share charge, pledge or analogous instrument entered into, or to be entered into, as the context may require, between the Guarantor and the Security Trustee, as the case may be, in respect of one hundred per cent. (100%) of the issued share capital of the Borrower.

“Break Costs” means, in respect of each Loan (or portion thereof) or any Unpaid Sum accruing interest at a floating rate, the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or such Unpaid Sum, had that Loan or such Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to that part of that Loan or such Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery (except in the case of all or part of a Loan where a Lender has received not less than two (2) Business Days’ prior notice of the relevant prepayment (including the amount thereof) in which case such period shall start on the date of such receipt or recovery) and ending on the last day of the current Interest Period.

“Break Gain” means, in respect of a Loan (or portion thereof) or any Unpaid Sum accruing interest at a floating rate, the amount (if any) by which:

(a)	amount which a Lender obtains by placing an amount equal to the principal amount of its participation in such Loan or Unpaid Sum received by it otherwise than on the due day for payment on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

exceeds:

(b)	the interest which that Lender should have received for the period from the date of receipt of all or any part of its participation in such Loan or such Unpaid Sum to the last day of the current Interest Period in respect of such Loan or such Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	for the purposes of determining LIBOR, in London and New York City;

(b)	for the purposes of making payments in Dollars, in London and New York City; and

(c)	for all other purposes, New York, Paris, Dublin, Sydney and London.

“Cap Rate (strike)” means the rate agreed in accordance with paragraph 5.1(a) the Hedging Strategy Letter.

“Cap Transaction” has the meaning given to it in the Hedging Strategy Letter.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment and the Protocol thereto on Matters Specific to Aircraft Equipment signed at Cape Town on 16 November 2001 (using its English language version).

“Capital Adequacy Requirement” means, in each case after the date of the Facility Agreement, any new request from or new requirement of any central bank or other fiscal, financial services, monetary or other competent official authority relating to the implementation, abolition, withdrawal, variation, change in interpretation or implementation or making of any new or further interpretation relating to maintenance or adequacy of capital by or in respect of any Lender (including, without limitation, a new request or new requirement which affects the manner in which such Lender allocates capital resources to its obligations under any of the Transaction Documents) and whether or not any such request or requirement has the force of law (but, if not having the force of law, compliance with which is customary in the relevant jurisdiction).

“Cash” means, at any time, cash at bank denominated in dollars or euro credited to an account in the name of a member of the Group and to which a member of the Group is alone beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no security over that cash (other than any security constituted by a netting or set-off arrangement arising as a result of the general terms and conditions of the relevant financial institutions applicable to bank accounts); and

(d)	such cash is freely and immediately available to be applied in accordance with the instructions of the Guarantor (or any other member of the Group) in repayment or prepayment of the Loans,

subject, in each case, to any customary notification requirements of the relevant bank for the withdrawal, such period to be in line with the relevant bank’s policies for the particular type of account from which the withdrawal may be made.

“Cash Equivalent Investments” means:

(a)	debt securities issued by, or unconditionally guaranteed by the United States of America, the United Kingdom, France or Germany in each case rated PI (Moody’s) or Al (S&P) (each a “Relevant Country”) which are not convertible into any other form of security and having not more than three months to final maturity;

(b)	debt securities which are not convertible into any other form of security, and having not more than three months to final maturity, rated PI (Moody’s) or Al (S&P) and which are not issued or guaranteed by any member of the Group;

(c)	certificates of deposit having not more than three months to maturity issued by, and acceptances by, banking institutions authorised under applicable legislation of a Relevant Country rated PI (Moody’s) or Al (S&P); and

(d)	cash held in term deposits having not more than three (3) months to final maturity;

(d)	other securities (if any) approved in writing by the Agent,

in each case denominated in dollars or euro and to which the Guarantor is alone beneficially entitled.

“Change in Law” means, in each case after the date of this Deed, any implementation, introduction, abolition, withdrawal or variation of any applicable law, regulation, published practice or concession or official directive, ruling, request, notice, guideline, statement of policy or practice statement by any central bank, Tax, fiscal, monetary, governmental, local, revenue, international, national, supranational or other competent authority or agency (including, without limitation, any Government Entity) (whether or not having the force of law but in respect of which compliance by banks or other persons in the relevant jurisdiction is generally customary) or any change in any interpretation, or the introduction or making of any new or further interpretation, or any new or different interpretation by any court, tribunal, governmental, local, revenue, international, national, supranational, Tax, fiscal, monetary or other competent authority (including, without limitation, any Government Entity) of any law or compliance with any new or different request or direction (including any request or requirement made or imposed after the date hereof relating to the maintenance of capital) (in either case whether or not having the force of law but in respect of which compliance by banks or other persons in the relevant jurisdiction is generally customary) from any central bank, Tax, fiscal, governmental, local, revenue, international, national, supranational, monetary or other authority (including, without limitation, any Government Entity). For the avoidance of doubt, the implementation of Basel III, CRD IV and Dodd Frank shall constitute a Change in Law for the purposes of the Transaction Documents.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral” means all of the property, rights, title, benefits, interests, assets, accounts and proceeds which are subject, or expressed to be subject, to the Security Interests created, or expressed to be created, by any Obligor pursuant to the Security Documents.

“Collateral Party” means the Borrower, the Guarantor, each Owner, each Owner Trustee and each Intermediate Lessor.

“Collateral Rights” means all of the rights, powers and remedies of any Secured Party provided by any Security Document or by law.

“Collection Accounts” means each account with the relevant Account Bank specified as such in the Borrower Account Pledge, each Owner Account Pledge and each Intermediate Lessor Account Pledge including the Borrower Collection Account and each Owner Collection Account and Intermediate Lessor Collection Account.

“COMI” means centre of main interest (as defined in the EC Regulation 1346/2000 of 29 May 2000 on insolvency proceedings (the “Regulation 1346/2000”).

“Commitment” means:

(a)	in relation to an Original Lender, the aggregate of (i) the amount set out opposite its name under the heading “Total Commitment” in Schedule 1 (The Original Lenders) of the Facility Agreement, as the case may be, (ii) the amount of any other Commitment transferred to such Original Lender under such Facility Agreement, and (iii) if applicable, any amount by which the Commitment of such Original Lender has been increased after the acceptance by the Agent of an Increase Notice in accordance with Clause 2.2 (Increase in Total Commitments) of the Facility Agreement; and

(b)	in relation to any other Lender, the aggregate of (i) the amount of any Commitment transferred to it under the Facility Agreement, and (ii) if applicable, any amount by which the Commitment of such other Lender has been increased after the acceptance by the Agent of an Increase Notice in accordance with Clause 2.2 (Increase in Total Commitments) of the Facility Agreement,

in each case, to the extent not cancelled, reduced or transferred by it under such Facility Agreement.

“Competitor” means (a) any commercial aircraft leasing company, (b) any Affiliate of any commercial aircraft leasing company or (c) any joint venture or other person in relation to which any commercial aircraft leasing company has a strategic or economic interest, provided that if, on or before the date hereof, any Lender has agreed with the Guarantor a list of potential assignees and transferees to which such Lender intends to seek to assign or transfer a portion of its Commitments, then any person on such list will be deemed not to be a Competitor for the purposes of paragraphs (b) and (c).

“Compliance Certificate” means a certificate substantially in the form of schedule 14 (Form of Compliance Certificate) of the Facility Agreement.

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of an Aircraft by any Government Entity, whether in the state of registration of that Aircraft or otherwise, whether de facto or de jure, but shall exclude requisition for use or hire not involving requisition of title.

“Concentration Limit Event” means that, at the relevant time, a breach of the Concentration Limit Requirements has occurred and is continuing.

“Concentration Limit Requirements” means the requirements set out in schedule 12 (Concentration Limit Requirements) of the Facility Agreement.

“Conditional Buyer” means, in respect of the Peach Identified Aircraft, the “Buyer” under the conditional sale agreement entered into in respect of such Aircraft between the Peach Japanese Titleholder and such Conditional Buyer.

“Consolidated Tangible Net Worth” means, with respect to any person, the amount calculated as:

(i)	the consolidated net worth (i.e., assets minus liabilities) of the Guarantor and its consolidated subsidiaries, plus

(ii)	to the extent not otherwise included in such consolidated net worth, unsecured subordinated debt of such person and its consolidated subsidiaries; provided that, any such subordinated debt is on terms that require that:

(1)	sums owing in respect of such debt are only payable to the extent that the payer has cash available to make the payment at the relevant time and the making of such payment will not result in such person becoming insolvent or unable to pay its debts as they fall due and the creditor in respect of any such subordinated debt (the “sub-debt creditor”) agrees with such person that it will not, if such conditions are not met, (A) be entitled to demand payment or commence proceedings or exercise any other remedies in relation to the debt or (B) take any step or action with a view to the commencement of any insolvency proceeding with respect to such person;

(2)	the sub-debt creditor will not institute against such person, or join any other person in instituting against such person, any insolvency proceeding or other proceedings in relation to the debt, demand payment or exercise any other remedies with respect to the debt so long as any Loan or other amounts due from the Borrower under the Transaction Documents shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Loans or other amounts shall be outstanding;

(3)	the sub-debt creditor agrees with such person that its claim against such person will rank behind the claims of all other creditors of such person (the “senior creditors”); and

(4)	no senior creditor shall be required to provide the sub-debt creditor with any notice, buy-out rights, the benefit of any waiting period, or take or omit to take any other actions pursuant to the terms of such unsecured subordinated debt in order for such senior creditor to demand payment or commence proceedings or exercise any other remedies in relation to the applicable senior debt or take any step or action with a view to the commencement of any insolvency proceeding, minus

(iii)	the consolidated intangibles of such person and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, trade names, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with IFRS;

provided that, for purposes of this definition, the effect of any gains or losses resulting from any hedging or swap transactions entered into by the relevant person or any of its subsidiaries attributable to movements in the mark-to-market valuation of such transactions, shall be excluded.

“Converted Fixed Rate Lease” means any Portfolio Lease pursuant to which the relevant Portfolio Lessee has elected during the lease term to fix the “Basic Rent” (howsoever defined in such Portfolio Lease) in accordance with the terms of such Portfolio Lease for each remaining date upon which such Basic Rent is payable, from the date on which the Basic Rent is fixed up until the scheduled date of termination of the leasing of the Aircraft under such Portfolio Lease

“COPA Head Lease” means, with respect to each COPA Identified Aircraft, the aircraft lease agreement between the Owner and the COPA Trustee with respect to such Aircraft.

“COPA Identified Aircraft” means the Aircraft numbered 3 and 4 in Schedule 2 (The Aircraft) of the Facility Agreement.

“COPA Trustee” means Wells Fargo Northwest, National Association, not in its individual capacity but solely as trustee.

“Core Lease Provisions” means the requirements set out in Schedule 13 (Core Lease Provisions) of the Facility Agreement provided always that a Portfolio Lease does not need to contain the exact wording set out therein or use the same terminology as long as it reflects the substance and intent of such requirements.

“CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Credit Support Documents” means any guarantee or indemnity or similar credit support agreement provided to an Owner, an Owner Trustee or an Intermediate Lessor (as beneficiary) guaranteeing or supporting any Portfolio Lessee’s obligation under any Portfolio Lease, but not including any Letter of Credit.

“Credit Support Provider” means any person that provides support pursuant to any Credit Support Document.

“Crystallisation Event” means the occurrence of an Event of Default or an Enforcement Event.

“Default” means an Event of Default or any event or circumstance which would (with the giving of notice or the expiry of a grace period) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Deregistration Power of Attorney” means, in relation to an Aircraft, a power of attorney granted by the Portfolio Lessee, the Intermediate Lessor or the Owner (or Owner Trustee, if applicable), as the case may be, in respect of the deregistration and export of such Aircraft from the State of Registration.

“Designee Letter” means, in respect of an Aircraft, (a) a certified designee appointment in respect of any IDERA that relates to such Aircraft, to be provided by the Lessor of such Aircraft in favour of the Security Trustee, or (b) any alternative arrangement agreed between the Security Trustee and the Borrower in order to allow the Lessor to delegate its rights under the relevant IDERA to the Security Trustee and which will be recognised in the relevant State of Registration.

“Dodd Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act or any law or regulation made under, or connected with, that Act.

“EASA” means the European Aviation Safety Authority established by the European Parliament and the Council of the European Union under Regulation (EC) Number 159/2002 and any successor thereto, and such expression includes the Joint Aviation Authorities (“JAA”), an associated body of the European Civil Aviation Conference.

“Enforcement Action” means:

(a)	the taking of any steps to enforce or require the enforcement of any of the Collateral;

(b)	the making of any demand against any Obligor in relation to any guarantee, indemnity or other assurance against loss in respect any of the Secured Obligations or exercising any right to require any Obligor to acquire any of the Secured Obligations;

(c)	the exercise of any right of set-off against any Obligor in respect of any of the Secured Obligations;

(d)	the suing for, commencing or joining of any legal or arbitration proceedings against any Obligor to recover or in respect of any of the Secured Obligations;

(e)	the entering into of any composition, assignment or arrangement with any Obligor; or

(f)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, bankruptcy, examinership, dissolution, administration or reorganisation of any Obligor or any suspension of payments or moratorium of any indebtedness of any Obligor, or any analogous procedure or step in any jurisdiction.

“Enforcement Event” means the acceleration of any Loan following the occurrence of an Event of Default or any Loan not being paid when due following the occurrence of an Acceleration Event.

“Engine” means any engine, whether installed on an Aircraft or not, but which is the legal property of the Owner (or, if applicable, the Owner Trustee) in accordance with a Portfolio Lease.

“Engine Warranties Agreement” means any engine warranties agreement, or other equivalent document, that is entered into, or to be entered into, in respect of an Engine by, amongst others, an Owner, the Security Trustee and the Engine manufacturer, it being agreed that such an agreement is not required as long as the Security Trustee has obtained the benefit of the warranties by way of a Security Document and the same has been acknowledged in writing by the Engine manufacturer.

“Equity Contribution Proportion” means as of any date the amount (expressed as a percentage) equal to:

(1- (A/B)) x 100

where:

A =	the aggregate principal amount outstanding on all of the Loans as at such date; and

B =	the Aggregate Net Price.

“European Union” means the economic and political union established in 1993 by the Maastricht Treaty, with the aim of achieving closer economic and political union between member states that are primarily located in Europe.

“Event of Default” means any event or circumstance specified as such in clause 21 (Events of Default) of the Facility Agreement.

“Existing Aircraft” has the meaning ascribed to it in clause 6.1 (Conditions to Substitution) of the Facility Agreement.

“Existing Aircraft Collateral Release Date” has the meaning ascribed to it in sub-clause 6.5.2 of the Facility Agreement.

“Expenses” means:

(a)	the costs and expenses referred to in:

(i)	clause 17 (Initial Costs and Expenses) of the Facility Agreement; and

(ii)	clause 16.7 (Transaction Costs and Expenses) of the Facility Agreement; and

(b)	in relation to the Security Documents, the costs and expenses referred to therein.

“FAA” means the Federal Aviation Administration of the United States of America.

“Facility” means the term loan facility made available under the Facility Agreement.

“Facility Agreement” means the facility agreement entered into or to be entered into, as the context may require, between, amongst others, the Lenders, the Agent, the Security Trustee and the Borrower dated on or about the date hereof in respect of the Aircraft.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under the Facility Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017;

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2017;

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Deed.

“FATCA Deduction” means a deduction or withholding from a payment under a Transaction Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined under FATCA which, if any Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by the Borrower by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent for the account of that Lender).

“Fee Letters” means any letter between any of the Agent, any Joint Lead Arranger, the Security Trustee and/or the Lender(s), on the one hand, and the Borrower and/or the Guarantor, on the other hand (and in the case of the Agent and the Security Trustee, including for the avoidance of doubt the fee proposal dated 23 June 2014 between Avolon Aerospace Leasing Limited and Deutsche Bank AG, London Branch), which (where applicable) is expressed by the terms thereof to be a “Fee Letter” for the purposes of the Transaction Documents.

“Fees” means any fees payable pursuant to any relevant Fee Letter.

“Final Disposition” means, with respect to an Aircraft, either:

(a)	the completion of a sale by the Owner (or, if applicable, the Owner Trustee) or (following the occurrence of an Enforcement Event) the Security Trustee, against payment in full in cash, of all its right, title and interest in and to such Aircraft; or

(b)	the entering into by the Owner (or, if applicable, the Owner Trustee) or (following the occurrence of an Enforcement Event) the Security Trustee of any finance lease (or other arrangement) in respect of such Aircraft, pursuant to which, upon payment in full of the amounts provided for therein by the lessee or bailee, the Owner (or, if applicable, the Owner Trustee) or the Security Trustee (as the case may be) shall be obliged to transfer title to such Aircraft to such lessee or bailee (but excluding for the avoidance of doubt any arrangement whereby any lessor has an option to transfer title to such Aircraft but has no obligation to do so).

“Final Disposition Proceeds” means the aggregate amount of all consideration received by or on behalf of the Borrower, an Owner (or, if applicable, an Owner Trustee) or (following the occurrence of an Enforcement Event) the Security Trustee as proceeds of any Final Disposition of any Aircraft, including without limitation:

(a)	the amount of any cash received in respect of any Final Disposition of any Aircraft;

(b)	the amount of any proceeds as and when received of any Final Disposition under any finance lease of any Aircraft; or

(c)	the amount of any advance payment, deposit or analogous payment paid by a person entering into an arrangement for any Final Disposition of any Aircraft under a contract of offer to purchase or otherwise acquire any Aircraft which has been withdrawn, terminated or cancelled or has lapsed, to the extent that the Borrower, the Owner (or, if applicable, the Owner Trustee) or the Security Trustee (as the case may be) is entitled to and does retain any such amount free from any liability to any person to refund the amount thereof or to account to any person in respect thereof.

“Final Repayment Date” means, in respect of a Loan, the earliest of:

(a)	the date falling ninety six (96) months after the Utilisation Date for such Loan; and

(b)	30 June 2023.

“Finance Parties” means, together, the Lenders, the Security Trustee, the Joint Lead Arrangers and the Agent (and “Finance Party” means any of them).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into such purchase agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“First Quarterly Repayment Date” means:

(a)	in the case of any Aircraft that, as at the Utilisation Date attributable to such Aircraft, is a Quarterly Rent Aircraft, the first date that:

(i)	falls on the 28th day of a calendar month; and

(ii)	falls after the next date for payment of “Basic Rent” (howsoever defined) under the Portfolio Lease attributable to such Quarterly Rent Aircraft to fall after such Utilisation Date; and

(b)	in the case of any Aircraft that becomes a Quarterly Rent Aircraft in accordance with Clause 6.1(h)(ii) or 20.18.3(h)(ii) of the Facility Agreement, the first Repayment Date under any Loan to fall after the next date for payment of “Basic Rent” (howsoever defined) under the Portfolio Lease attributable to such Quarterly Rent Aircraft after the Substitution Date for such Aircraft or the date of commencement of the leasing of such Aircraft pursuant to the Replacement Lease, as applicable, provided that if such First Quarterly Repayment Date would otherwise fall on a day which is not a Business Day, that Repayment Date will instead fall on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

“Fitch” means Fitch Ratings Inc.

“Fixed Interest Rate” means the Fixed Rate plus the Margin.

“Fixed Rate” means, in respect of a Fixed Rate Loan, the “fixed rate” of interest in respect of a Notional Swap for such Fixed Rate Loan determined in accordance with clause 9.3 (Establishment of Fixed Rate) of the Facility Agreement.

“Fixed Rate Lease” means:

(a)	any Portfolio Lease where the calculation of “Basic Rent” (howsoever defined in such Portfolio Lease), is fixed in respect of each date upon which such Basic Rent is payable from the applicable date of the commencement of the leasing of the Aircraft pursuant to such Portfolio Lease until the scheduled date of termination of such leasing; and

(b)	any Converted Fixed Rate Lease.

“Fixed Rate Loan” means, at any given time, any Loan that is attributable to an Aircraft in respect of which the Portfolio Lease is a Fixed Rate Lease provided that such term will not include any Hedged Loan.

“Fixed Rate Notice” has the meaning ascribed to it in Clause 9.2.1 of the Facility Agreement.

“Floating Rate” means the sum of (a) LIBOR; and (b) the Margin.

“Floating Rate Lease” means any Portfolio Lease where the calculation of “Basic Rent” (howsoever defined), provides for an adjustment to take account of changes in the applicable floating rate of interest prevailing on each date on which such Basic Rent is payable.

“Floating Rate Loan” means, at any given time:

(a)	any Loan that is attributable to an Aircraft in respect of which the Portfolio Lease is a Floating Rate Lease; and

(b)	any Hedged Loan.

“Free Cash” means the sum of Cash and Cash Equivalent Investments held by the Guarantor at any given time.

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“Geneva Convention” means the Convention for the International Recognition of Rights in Aircraft, signed (ad referendum) at Geneva, Switzerland, on 19 June 1948, and amended from time to time, but excluding the terms of any adhesion thereto or ratification thereof containing reservations to which the United States of America does not accede.

“Governing Law” (unless otherwise specified) means the laws of England.

“Government Entity” means and includes:

(a)	any national government, political subdivision thereof, state or local jurisdiction therein,

(b)	any board, commission, department, division, organ, instrumentality, court, agency authority or regulatory body of any entity referred to in (a) above, however constituted, and

(c)	any association, organisation or institution (international or otherwise) of which any entity mentioned in (a) or (b) above is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant.

“Government Guarantee” means an Acceptable Guarantee (or other guarantee, undertaking of support or similar document acceptable to the Lenders in their sole discretion) from the national government, or department or division of government authorised to bind the applicable state, of the State of Registration or State of Incorporation of the Portfolio Lessee.

“Group” means the Guarantor and its Affiliates.

“Guarantee” means the guarantee and indemnity granted under Clause 10 (Guarantee and indemnity) of this Deed.

“Guaranteed Obligor” means each of the Borrower, each Owner, each Owner Trustee and each Intermediate Lessor.

“Guaranteed Portfolio Leases” means a Portfolio Lease which is entered with an airline which is:

(a)	neither a Part I Airline or a Part II Airline, but the obligations of the Portfolio Lessee thereunder are guaranteed pursuant to an Acceptable Guarantee pursuant to which the guarantor thereunder is a Part I Airline or a Part II Airline; or

(b)	a Part II Airline, but the obligations of the Portfolio Lessee thereunder are guaranteed pursuant to an Acceptable Guarantee pursuant to which the guarantor thereunder is a Part I Airline.

“Guarantor Original Financial Statements” means the Guarantor’s audited consolidated financial statements for the financial year ended 31 December 2012.

“Hainan Identified Aircraft” means the Identified Aircraft referenced as aircraft 11 in schedule 2 (The Identified Aircraft) of the Facility Agreement;

“Hedge Agreement Form” means an interest rate exchange agreement denominated in dollars, in the form of the ISDA Master Agreement published in 2002 (as it may from time to time be amended, supplemented or substituted) by, and incorporating by reference therein the definitions and provisions contained in the 2006 ISDA Definitions (as the same may from time to time be amended, supplemented or substituted) of, the International Swaps and Derivatives Association, Inc., together with any swap confirmations delivered in connection with any such agreement. The Hedging Agreements shall be governed by English law. In the event of any inconsistency, the Transaction Documents shall prevail over the terms of the Hedging Agreements.

“Hedged Loan” means, at any given time, any Loan that is attributable to an Aircraft in respect of which the Portfolio Lease is a Fixed Rate Lease but in respect of which the Borrower has entered into a Cap Transaction in accordance with Clause 9.3.2 of the Facility Agreement and the Hedging Principles.

“Hedging Agreement Termination Event” means any event or circumstance pursuant to which any Hedging Agreement is terminated in accordance with its terms.

“Hedging Agreements” means each hedging agreement, in the Hedge Agreement Form, entered into or to be entered into, as the context may require, between the Hedging Counterparties and an Obligor, and each a Hedging Agreement.

“Hedging Counterparties” means any counterparty to a hedging agreement in the Hedge Agreement Form, entered into, or to be entered into, as the context may required, by an Obligor in accordance with the Hedging Principles.

“Hedging Principles” means the principles agreed with respect to the hedging of any Loan pursuant to Clause 9.3.2 of the Facility Agreement, as set out in the Hedging Strategy Letter.

“Hedging Strategy Letter” means the hedging strategy letter to be entered into on or about the date hereof between the Borrower, the Agent, the Guarantor and the Arrangers.

“Identified Aircraft” means any or all, as the context may require, of the Aircraft specified in Schedule 2 (The Identified Aircraft) to the Facility Agreement.

“IDERA” means, in respect of any jurisdiction in which it is possible to register an International Interest, an irrevocable deregistration an export authorisation (in the form annexed to the Protocol).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002.

“Increased Costs” means:

(a)	a reduction in the rate of return from any Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost which is not otherwise contemplated or provided for under the Transaction Documents and which does not constitute ordinary and usual overhead expenses of the relevant Finance Party; or

(c)	a reduction of any amount due and payable under any Transaction Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Transaction Document.

“Increase Date” means the date on which any proposed increase in the Commitments occurs pursuant to Clause 2.2 (Increase in Total Commitments) of the Facility Agreement.

“Increase Notice” means a notice in the form set out in Schedule 19 (Form of Increase Notice) of the Facility Agreement.

“Indemnitee” means each of the Agent, the Joint Lead Arrangers, the Security Trustee and the Lenders and their respective successors, permitted assigns, subsidiaries, permitted transferees, officers, directors, and shareholders.

“Insurance Proceeds” means any and all amounts payable in consequence of a claim under any of the Insurances, other than amounts payable in consequence of a claim under the liability insurances.

“Insurances” means, in respect of an Aircraft, any and all contracts or policies of insurance (including reinsurance) to be maintained under the relevant Portfolio Lease, this Deed or pursuant to the relevant Owner Security Agreement in relation to the relevant Aircraft.

“Insurer” means any insurer (or reinsurer) in respect of any of the Insurances.

“Interest Period” means:

(a)	in relation to each Loan, each period determined in accordance with clause 10.1 (Length of Interest Periods) of the Facility Agreement; and

(b)	in relation to an Unpaid Sum, each period determined in accordance with clause 9.5 (Default interest) of the Facility Agreement.

“Interest Rate” means with respect to a Loan (i) the Fixed Interest Rate, and/or (ii) the Floating Rate, as applicable.

“Intermediate Lessor” means any entity that which is not an Owner or an Owner Trustee, that has entered into a Portfolio Lease as “Lessor” thereunder which, for the avoidance of doubt, will not include the COPA Trustee.

“Intermediate Lessor Accounts” means, the Collection Account and the Lease Reserve Account, in each case, in respect of which the Intermediate Lessor is the account holder.

“Intermediate Lessor Account Pledge” means, in respect of each Intermediate Lessor, the account pledge(s) entered into, or to be entered into, as the context may require, between such Intermediate Lessor and the Security Trustee in respect of the Intermediate Lessor Accounts.

“Intermediate Lessor Account Control Agreement” means, in respect of each Intermediate Lessor, the account control agreement(s) to be entered into by such Intermediate Lessor, the Security Trustee and the Account Bank in respect of the Intermediate Lessor Accounts.

“Intermediate Lessor Collection Account” means, in respect of each Intermediate Lessor, the account with the Account Bank specified as such in the relevant Intermediate Lessor Account Pledge entered into by such Intermediate Lessor;

“Intermediate Lessor Lease Agreement” means, in respect of each Aircraft, the lease agreement entered into, or to be entered into, as the context may require, between an Owner (or an Owner Trustee, if applicable) and an Intermediate Lessor providing for the leasing of such Aircraft to such Intermediate Lessor.

“Intermediate Lessor Security Agreement” means, in respect of each Aircraft, the security Agreement entered into, or to be entered into, as the context may require, between an Intermediate Lessor and the Security Trustee in respect of among other things, the Portfolio Lease relating to such Aircraft.

“Intermediate Lessor Share Charge” means, in respect of an Intermediate Lessor, the share charge entered into, or to be entered into, as the context may require, between the Borrower and the Security Trustee in respect of the entire issued share capital of the Intermediate Lessor.

“International Interest” has the meaning ascribed to such term under the Cape Town Convention.

“International Registry” means the registry established pursuant to the Cape Town Convention.

“Irish Law Mortgage” means, in respect of an Aircraft, a first priority mortgage of the relevant Owner’s rights, title and interest in respect of such Aircraft governed by Irish law.

“Japanese Law Mortgage” means a first priority mortgage of the Peach Japanese Titleholder’s rights, title and interest in respect of the Peach Identified Aircraft governed by Japanese law.

“Japanese Law Security Assignment” means a security assignment, governed by Japanese law, of the Conditional Buyer’s rights, title and interest in respect of, inter alia, the title-holding arrangement pursuant to which the Peach Japanese Titleholder holds title to the Peach Identified Aircraft.

“Law” means and includes (a) any statute, decree, constitution, regulation, sanction, order, judgment or other directive of any Government Entity; (b) any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above.

“Lease Documents” means, with respect to an Aircraft:

(a)	the Portfolio Lease together with any related Credit Support Documents, Letters of Credit and any ancillary agreements referred to therein; and

(b)	any document, instrument or memorandum which amends, supplements, substitutes, replaces, varies or novates all or any part of any of the documents referred to in this definition (including this paragraph (b)).

“Lease Reserve Account” means each account in respect of which the Borrower or the Owner (or, if applicable, the Owner Trustee) or the Intermediate Lessor (as applicable) is account holder and into which the relevant Portfolio Lessee is required to pay Maintenance Reserve Payments or Security Deposit Payments and specified as that in the applicable Borrower Account Pledge or Owner Account Pledge or Intermediate Lessor Account Pledge.

“Legal Opinions” means the legal opinions referred to in Schedule 3 (Conditions Precedent) Part B (Conditions to Utilisation) and Schedule 6 (Aircraft Substitution and Replacement Lease Documents) of the Facility Agreement.

“Lenders” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund, or other entity which has become a Party in accordance with clause 22 (Changes to the Lenders) of the Facility Agreement,

which in each case has not ceased to be a Party to the Facility Agreement in accordance with the terms of this Facility Agreement.

“Lessor” means, in respect of any Aircraft, the relevant Obligor which enters into the Portfolio Lease in respect of such Aircraft with a Portfolio Lessee.

“Letter of Credit” means any letter of credit naming an Obligor as beneficiary, in each case issued or provided by any person to support the obligations of a Portfolio Lessee under any Portfolio Lease.

“Letter of Credit Provider” means any bank or other institution that issues and/or confirms a Letter of Credit.

“LIBOR” means, in relation to any amount denominated in any currency for any period for which a determination is to be made under the Facility Agreement or any other Transaction Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate for LIBOR is available for the relevant period, the rate will be determined by linear interpolation of the two closest periods (to the same number of decimal places as the two relevant Screen Rates) determined by the Agent; or

(c)	if no Screen Rate is available for the relevant currency, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate which they are prepared to offer to leading banks in the London interbank market for deposits in that currency and for a comparable period, in each case, as of 11 a.m. (London time) on the Quotation Date and provided that, in each case, that where such offered rate is negative, it shall be deemed to be zero for the purposes of this definition.

“Loans” means each loan made pursuant to a Utilisation of the Facility or the principal amount outstanding for the time being of such loan, and each shall be a “Loan”.

“Loan Amount” means, in respect of a Loan, the amount advanced to the Borrower pursuant to such Loan on the relevant Utilisation Date;

“Loan Supplement” means, in respect of a Loan, the Loan Supplement (substantially in the form attached as Schedule 5 to the Facility Agreement), entered into between the Agent and the Borrower on or before the Utilisation Date for such Loan, which will specify, inter alia, the Repayment Schedule for such Loan;

“Losses” means any losses (including Taxes), costs, charges, documented and properly incurred expenses, interest (including default interest), fees (including, without limitation, legal fees and VAT thereon), payments, demands, liabilities, claims, actions, proceedings, penalties, damages, adverse judgments, orders or other sanctions (and “Loss” shall be construed accordingly).

“Maintenance Reserve Payments” means any amounts (howsoever described) paid, or to be paid, as the context may require, under any Lease Document to any Obligor in connection with the anticipated performance of maintenance on any Aircraft and any end-of-lease compensation payments under the relevant Lease Document, whether such amounts are paid by the Portfolio Lessee, any Credit Support Provider or any Letter of Credit Provider;

“Majority Fixed Rate Lenders” means, in respect of any Fixed Rate Loan at any given time, a Lender or Lenders that hold more than fifty point zero one per cent. (50.1%) of the aggregate of the principal amounts then outstanding under such Fixed Rate Loan and the Swap MTMs in respect of such Fixed Rate Loan at such time.

“Majority Lenders” means:

(a)	if a Loan is not then outstanding, a Lender or Lenders whose Commitments under the Facility Agreement aggregate more than fifty point zero one per cent. (50.1%) of the Total Commitments under the Facility Agreement (or, if the Total Commitments under the Facility Agreement have been reduced to zero, aggregated more than fifty point zero one per cent. (50.1%) of the Total Commitments under the Facility Agreement immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders that hold more than fifty point zero one per cent. (50.1%) of the aggregate of the principal amounts then outstanding under the Loans at such time and the Swap MTMs in respect of any Fixed Rate Loans at such time.

“Market Disruption Event” has the meaning given to such term in sub-clause 11.2.2 of the Facility Agreement.

“Market Value” means, in respect of an Aircraft, the appraiser’s opinion of the most likely trading price that may be generated for such Aircraft (at the time that such opinion is given) under the market conditions that are perceived to exist at such time. Market Value assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm’s-length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers. Market Value reflects the state of supply and demand in the market that exists at the time.

“Margin” means two point one five per cent. (2.15%) per annum.

“Master Servicing Agreement” means the agreement dated on or about the date hereof between the Servicer and the Borrower relating to the servicing of the Aircraft, with such servicing agreement and the rights and interests of the Servicer being subject and subordinate to the rights and interests of the Secured Parties under the Transaction Documents;

“Material Lease Event of Default” means:

(a)	a Portfolio Lease Event of Default in relation to a scheduled payment, where such Portfolio Lease Event of Default has occurred and has been continuing for a period of longer than six (6) consecutive months during the Portfolio Lease term; and

(b)	a Portfolio Lease Event of Default that is continuing where the relevant Portfolio Lessee has created or permitted to exist any Security Interest in breach of its obligation under the relevant Portfolio Lease and which has not been cured within sixty (60) days of the Lessor becoming aware of such Portfolio Lease Event of Default which such cure will be satisfactory to the Agent (acting reasonably) and may include the Borrower and/or Guarantor posting collateral in favour of the Security Trustee to the Security Trustee’s satisfaction, acting reasonably, for a value equivalent to the Security Interest; and

(c)	any other Portfolio Lease Event of Default which has a material adverse effect on the value of the Aircraft and which has not been cured within 60 days of the Lessor becoming aware of such Portfolio Lease Event of Default, which such cure will be satisfactory to the Agent (acting reasonably) and may include the Borrower and/or Guarantor posting collateral in favour of the Security Trustee to the Security Trustee’s satisfaction, acting reasonably, against such diminution in value, and, for the avoidance of doubt, the parties acknowledge that the insolvency of the Lessee will not in itself constitute a “Material Lease Event of Default”;

“Maximum Off-Lease Period” has the meaning ascribed to such term in sub-clause 20.20.2 of the Facility Agreement.

“Minimum Liability Amount” means the higher of:

(a)	in respect of a Permitted Narrow-body Aircraft (and subject to Clause 20.17.1(b) of the Facility Agreement) an amount equal to $500,000,000; or

(b)	in respect of the Permitted Wide-body Aircraft, an amount equal to $900,000,000; or

(c)	the lowest amount permissible under applicable law.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investor Services Inc.

“Mortgage” means, in respect of an Aircraft, the Irish Law Mortgage (if the Owner, other than the Owner Participant, of such Aircraft is incorporated in Ireland or the Cayman Islands) or the New York Law Mortgage (if the Owner Trustee of such Aircraft is incorporated in the United States of America) in respect of such Aircraft or a Japanese Law Mortgage (if the Aircraft is the Peach Identified Aircraft).

“Net Price” means in respect of an Aircraft, the aggregate amount which is equal to:

(a)	for an Aircraft, purchased pursuant to a purchase agreement between the Guarantor and a manufacturer the final contract price for that Aircraft on delivery thereof from the manufacturer (including for this purpose any buyer furnished equipment), after deduction of all applicable credit memoranda and exclusive of any capitalised interest; plus

(b)	for any other Aircraft, the purchase price payable by the Owner for such Aircraft under the related purchase agreement.

“New York law Mortgage” means, in respect of an Aircraft, a mortgage of the Owner Trustee’s rights, title and interest in respect of such Aircraft governed by New York law.

“Notice of Default” has the meaning given to such term in Clause 5 (Notice of Relevant Default) of the Proceeds Deed.

“Notional Rate” means, in respect of:

(a)	in respect of a Floating Rate Loan (other than a Hedged Loan) and the “Basic Rent” pursuant to a Floating Rate Lease, an assumed rate equal to the mid-swap rate for a period equal to, or if that is not possible, as close as possible to, the weighted average life (or, if applicable, remaining life) of the relevant Loan;

(c)	in respect of a Hedged Loan, the Cap Rate (strike) agreed for the Cap Transaction entered into in respect of such Hedged Loan in accordance with Clause 9.3.2 of the Facility Agreement and the Hedging Principles;

(c)	in respect of a Fixed Rate Loan, the Fixed Rate applicable to such Fixed Rate Loan; and

(d)	in respect of the “Basic Rent” pursuant to a Fixed Rate Lease, the actual fixed rate agreed in accordance with such Fixed Rate Lease.

“Notional Swap” means, in respect of any Fixed Rate Loan, a notional interest rate swap which the relevant Lender will be deemed to have entered into, in accordance with clause 9.3 (Establishment of Fixed Rate) of the Facility Agreement, which is deemed to be governed by the Swap Form the provisions of which would provide, among other things, for the exchange on each Repayment Date in respect of a Fixed Rate Loan of:

(a)	LIBOR for each relevant Interest Period, calculated on an actual over 360-day basis, on a notional amount equal to the principal amount of such Fixed Rate Loan scheduled to be outstanding the first day of the Interest Period ending on such on such Repayment Date (which such amount would have been paid by the swap counterparty had an interest rate swap actually been entered into); with

(b)	a “fixed rate” of interest calculated on an actual over 360-day basis in respect of such notional amount (which such amount would have been paid by the Lender if an interest rate swap actually had entered into).

“Obligor Resignation Letter” means a letter substantially in the form of Schedule 2 (Form of Obligor Resignation Letter) to the Proceeds Deed.

“Obligors” means, collectively, (i) the Borrower, (ii) the Guarantor, and (ii) for so long as such person has any interest in an Aircraft, each and any Owner, Owner Trustee and Intermediate Lessor (each an “Obligor”).

“Off-Lease” has the meaning given to such term in clause 20.20 (Off-Lease Aircraft) of the Facility Agreement;

“Off-Lease Period” means any period during which an Aircraft is Off-Lease.

“Original Lenders” means each of the persons named in schedule 1 (The Original Lenders) of the Facility Agreement.

“Orphan Entity” means any entity, all the shares of which are owned by a professional trust company and which is managed by such professional trust company pursuant to the Administration Agreement in respect of such entity.

“Owner” means, in respect of an Aircraft, the holder (subject to the Security Documents) of the legal and beneficial title to such Aircraft, provided that in the case of any Aircraft title to which is held under an owner trust structure or a conditional sale structure, “Owner” will refer, respectively, to the Owner Participant or the Conditional Buyer.

“Owner Accounts” means, in respect of an Owner (or, if applicable, Owner Trustee), the Collection Account and the Lease Reserve Account in respect of which such Owner (or, if applicable, Owner Trustee) is the account holder.

“Owner Account Control Agreement” means, in respect of each Owner (or, if applicable, Owner Trustee), the account control agreement(s) entered into, or to be entered into, as the context may require, between such Owner (or, if applicable, Owner Trustee), the Security Trustee and the Account Bank in respect of the Owner Accounts.

“Owner Account Pledge” means, in respect of each Owner (or, if applicable, Owner Trustee), the account pledge(s) entered into, or to be entered into, as the context may require, between such Owner (or, if applicable, Owner Trustee) and the Security Trustee in respect of the Owner Accounts.

“Owner Collection Account” means, in respect of each Owner (or, if applicable, Owner Trustee), the account with the Account Bank specified as such in the relevant Owner Account Pledge entered into by such Owner;

“Owner Participant” means, in respect of an Aircraft, the holder (subject to the Security Documents) of the beneficial title to such Aircraft in accordance with the terms of an owner trust agreement entered into in respect of such Aircraft.

“Owner Security Agreement” means in respect of each Aircraft, a security agreement entered into or to be entered into, as the context may require in respect of such Aircraft between the Owner or, if applicable the Owner Trustee, and the Security Trustee.

“Owner Share Charge” means, in respect of each Owner, the share charge entered into, or to be entered into, as the context may require, between the Borrower and the Security Trustee in respect of one hundred per cent. of the entire issued share capital of such Owner.

“Owner Trustee” means, in respect of an Aircraft, the holder (subject to the Security Documents) of the legal title to such Aircraft in accordance with the terms of an owner trust agreement entered into in respect of such Aircraft, though not in its individual capacity but solely as owner trustee.

“Part I Airline” means an airline listed in Part I of Schedule 11 (Permitted Airlines) of the Facility Agreement.

“Part II Airline” means an airline listed in Part II of Schedule 11 (Permitted Airlines) of the Facility Agreement.

“Part II Airline Event” means more than one Aircraft is (or will be) subject to a Part II Airline Portfolio Lease and the aggregate amount of principal outstanding in respect of Loans relating to Aircraft which are (or will be) leased pursuant to Part II Airline Portfolio Leases is more than fifteen per cent. (15%) of the aggregate principal outstanding pursuant to all Loans.

“Part II Airline Portfolio Lease” means a Portfolio Lease entered into with a Part II Airline or a Guaranteed Portfolio Lease under which the relevant guarantor is a Part II Airline.

“Party” means, in the context of any Transaction Document, the persons who are signatories to such Transaction Document (or who have otherwise become party to such Transaction Document by, succession, transfer, assignment, novation or similar in accordance with such Transaction Document).

“Payment Reference Date” means the Business Day falling five (5) Business Days prior to the relevant Repayment Date.

“Peach Identified Aircraft” means the Identified Aircraft referenced as aircraft 1 in schedule 2 (The Identified Aircraft) of the Facility Agreement;

“Peach Japanese Titleholder” means ANATC Pegasus Leasing Co, Ltd a corporation formed under the laws of Japan having its registered office at 1-5-2 Higashi-Shimbashi, Minato-ku, Tokyo 105-7140, Japan.

“Permitted Aircraft” means either a Permitted Narrow-body Aircraft or a Permitted Wide-body Aircraft.

“Permitted Narrow-body Aircraft” means an Airbus A319 aircraft, Airbus A320 aircraft, Airbus A321 aircraft, Airbus A319 NEO aircraft, Airbus A320 NEO aircraft, Airbus A321 NEO aircraft, Boeing 737-800 aircraft, Boeing 737-800 MAX aircraft or Boeing 737-900 MAX aircraft;

“Permitted Narrow-body Airline” means any of the airlines listed in Part I or Part II of Schedule 11 (Permitted Airlines) of the Facility Agreement.

“Permitted Security Interest” means:

(a)	the Security Interests created by the Security Documents;

(b)	in respect of any Aircraft, any Security Interest which the relevant Portfolio Lessee is permitted to create in accordance with the terms of the relevant Portfolio Lease; and

(c)	liens for Taxes which are either not yet assessed or, if assessed, not yet due or being contested in good faith by appropriate proceedings (where adequate provision has been made for their payment and provided that such proceedings do not involve any risk that the Aircraft will be sold, forfeited or lost);

(d)	any Security Interests that arise in contravention of the obligations of a Portfolio Lessee under the related Portfolio Lease; and

(e)	any banker’s right of set-off.

“Permitted Substitute Aircraft” means a Permitted Aircraft which:

(a)	is less than five years old from the date it was delivered “ex-factory new”;

(b)	is leased pursuant to lease with a Permitted Wide-body Airline (in the case of a Permitted Wide-body Aircraft) or a Permitted Narrow-body Airline (in the case of a Permitted Narrow-body Aircraft), which complies with the Core Lease Provisions; and

(c)	is not habitually based and/or registered in a Prohibited Country and could not be so based and/or registered pursuant to the terms of such lease.

“Permitted Wide-body Aircraft” means an Airbus A330-200 aircraft, Airbus A330-300 aircraft, Boeing 777-300ER aircraft, Boeing B787-8 aircraft, Boeing B787-9 aircraft, Boeing B787-10 aircraft or, provided that:

(a)	any such aircraft has a production line number 50 (or a lower line number if the Agent agrees) or later in the A350 production line (of any variant); and

(b)	at the relevant time, no other Airbus A350 aircraft are “Aircraft” for the purposes of the Facility Agreement,

an Airbus A350-900 or Airbus A350-1000.

“Permitted Wide-body Airline” means any of the airlines listed in Part I of Schedule 11 (Permitted Airlines) of the Facility Agreement, provided that (i), at the relevant time it, is operating and has operated one or more widebody aircraft for a minimum of twenty-four (24) consecutive months prior to the relevant Utilisation Date, Substitution Date or the date on which the Replacement Lease is entered into (as applicable) for such Unidentified Aircraft and (ii) such airline is not Philippine Airlines or Kuwait Airways.

“Portfolio Lease” means in respect of each Aircraft, the lease agreement between the relevant Portfolio Lessee and the relevant Owner (or, if applicable, the Owner Trustee) or Intermediate Lessor and which in the case of each COPA Identified Aircraft will, for the avoidance of doubt, mean the relevant COPA Head-Lease.

“Portfolio Lease Event of Default” means the occurrence of any “event of default” (howsoever defined) under a Portfolio Lease.

“Portfolio Lessee” means:

(a)	in respect of an Identified Aircraft, the persons listed in column 2 (Portfolio Lessee) of schedule 2 (The Identified Aircraft) of the Facility Agreement corresponding to such Identified Aircraft and any Replacement Lessee for such Aircraft (in each case for so long as they remain lessee of such Aircraft) pursuant to a Portfolio Lease, provided that for each of the COPA Identified Aircraft, the “Portfolio Lessee” will be the COPA Trustee; and

(b)	in respect of each Unidentified Aircraft, the “Lessee” under the Portfolio Lease relating to such Unidentified Aircraft on the Utilisation Date relating to that Aircraft and any Replacement Lessee in respect thereof (in each case for so long as they remain lessee of such Aircraft) pursuant to a Portfolio Lease, provided always that, subject to the other provisions of the Transaction Documents and unless otherwise agreed by the Agent in writing, a Portfolio Lessee will, in each case, be either:

(x)	one of the airlines listed in Schedule 11 to the Facility Agreement; or

(y)	the person identified as the “Lessee” under a Guaranteed Portfolio Lease.

“Portfolio Lessee Information” means, in respect of any Portfolio Lessee, the information provided by such Portfolio Lessee or Credit Support Provider pursuant to the relevant Lease Documents including, but not limited to, any financial statements, projections and/or profit forecasts.

“Portfolio Report” means a report to be issued to the Lenders pursuant to clause 19.3 (Aircraft/Portfolio Lessee Information) of the Facility Agreement substantially in the form set out in Schedule 10 (Form of Portfolio Report) of the Facility Agreement.

“Prepayment Fee” has the meaning given thereto in clause 8.2 (Voluntary prepayment of Loan) of the Facility Agreement.

“Proceeds Deed” means the proceeds deed entered into, or to be entered into, as the context may require, between, amongst others, the Borrower, the Guarantor and the Secured Parties.

“Proceeds Deed Accession Undertaking” means an undertaking substantially in the form of Schedule 1 (Form of Proceeds Deed Accession Undertaking) to the Proceeds Deed.

“Prohibited Country” means, in respect of an Aircraft, any state, country or jurisdiction which is subject from time to time to sanctions pursuant to any United Nations Sanctions Order, European Union imposed sanction, US Export Controls, the United Kingdom Export of Goods (Control) Order 1992, the Dual-Use and Related Goods (Export Control) (Amendment) Regulations 1997 pursuant to the European Communities Act 1972 or any statutory modification or re-enactment thereof or successor thereto, the effect of which, unless any applicable consents or licences have been obtained in relation to the Aircraft, prohibits the Borrower, the relevant Owner (or, if applicable, the Owner Trustee) or the relevant Portfolio Lessee from exporting to and/or consigning for use of the Aircraft in that country.

“Prospective Increase Lender” has the meaning ascribed to it in Clause 2.2.1(c) of the Facility Agreement.

“Protocol” means the Protocol to the Cape Town Convention On Matters Specific To Aircraft Equipment signed in November 2001, which is sometimes also referred to as the “Aircraft Equipment Protocol”.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December of each year.

“Quarterly Rent Aircraft” means, at any given time, each Aircraft in respect of which the “Basic Rent” under the Portfolio Lease attributable to such Aircraft and howsoever defined thereunder, is payable on a quarterly basis including, as of the date hereof, the Xiamen Identified Aircraft.

“Qualifying Lender” means a Lender beneficially entitled to interest payable in relation to a Loan and which is:

(a)

(i)	a body corporate that is resident for the purposes of tax in a member state of the European Union (other than Ireland) or in a territory with which Ireland has concluded a double taxation agreement that is in effect by virtue of section 826(1) of the TCA or in a territory with which Ireland has signed a double taxation agreement which will come into effect once all the ratification procedures set out in section 826(1) of the TCA have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which such Lender claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivable in that member state or territory by companies from sources outside that member state or territory;

(ii)	a body corporate where the interest payable:

(A)	is exempted from the charge to income tax under a double taxation agreement that is in effect by virtue of section 826(1) of the TCA on the date that interest is paid; or

(B)	would be exempted from the charge to income tax under a double taxation agreement if such double taxation agreement was in effect by virtue of Section 826(1) of the TCA on the date that interest is paid;

(iii)	a United States of America (U.S.) corporation; provided that, the U.S. corporation is incorporated in the U.S. and subject to U.S. tax on its worldwide income; or

(iv)	a U.S. Limited Liability Company (LLC); provided that, the ultimate recipients of the interest would be Qualifying Lenders within paragraph (a)(i), (a)(ii) or (a)(iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes;

provided that, in each case at (a)(i), (a)(ii), (a)(iii) or (a)(iv) such Lender is not carrying on a trade or business in Ireland through an agency or branch with which such Loan is connected;

(b)	the holder of a licence for the time being in force granted under section 9 of the Irish Central Bank Act 1971 and whose Lending Office is located in Ireland, or an authorised credit institution under the terms of EU Council Directive 2006/48/EC of the European Parliament and of the Council of 14 June 2006 (as amended) which has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland, in each case, provided that, it is carrying on a bona fide banking business in Ireland with which the interest payments made in relation to a Loan are connected;

(c)	a body corporate which is resident in Ireland for the purposes of Irish tax or which carries on a trade in Ireland through a branch or agency:

(i)	which makes such Loan in the ordinary course of a trade which includes the lending of money;

(ii)	the interest payable is paid in Ireland;

(iii)	in whose hands any interest payable in respect of such Loan is taken into account in computing the trading income of the company; and

(iv)	which has complied with all of the provisions of Section 246(5)(a) of the TCA, including making the appropriate notifications thereunder to the Revenue Commissioners of Ireland and such Lender has not ceased to be a company to which Section 246(5)(a) applies;

(d)	a qualifying company within the meaning of Section 110 of the TCA and the interest is paid in Ireland; or

(e)	an investment undertaking within the meaning of section 739B of the TCA and the interest is paid in Ireland;

“Quiet Enjoyment Undertaking” means a quiet enjoyment undertaking substantially in the form agreed in accordance with the terms of the Facility Agreement;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any Transaction Document, the day (which in accordance with market practice prevailing at the date hereof would be two (2) Business Days prior to the first day of that period) on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in Dollars (or the currency of any unpaid sum) for the delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Receiver” means any receiver appointed under the terms of any Security Document.

“Reference Banks” means the principal London offices of Deutsche Bank AG, London Branch, National Australia Bank Limited and HSBC Bank plc, London Branch or such other banks as may be appointed from time to time by the Agent in consultation with the Lenders and with the prior approval of the Borrower (acting reasonably).

“Regulations” means any Law or regulation, official directive or recommendation, mandatory requirement or contractual undertaking which applies to Lessee or the Aircraft and any Law or regulation, official directive or recommendation or mandatory requirement which applies to a Lessor or any Finance Party.

“Related Assets” means all dividends, interest and other monies payable in respect of any of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

“Related Indemnitee” means, with respect to any Indemnitee, any shareholder, officer, director, assign, transferee, successor or subsidiary of such Indemnitee.

“Relevant Default” means (a) an Event of Default or (b) a Default pursuant to Clause 21.1 (Non-payment), 21.6 (Insolvency), or 21.7 (Insolvency Proceedings) of the Facility Agreement.

“Relevant Event” means any Default or Event of Default.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means the Cayman Islands, Ireland, England, and:

(a)	in relation to any Obligor, the jurisdiction of incorporation and COMI of such Obligor;

(b)	the jurisdiction where any asset subject to or intended to be subject to a Security Interest created pursuant to any Security Document is situated at the time of creation of such Security Interest; and

(c)	the jurisdiction whose laws govern the perfection of any of the Security Documents.

“Remarketing and Recovery Expenses” means (a) all costs and expenses (including legal fees and the fees and costs of any remarketing agent, technical or other advisers which the Security Trustee may reasonably deem necessary), Losses, Taxes, liabilities, obligations or fees incurred or suffered by any of the Finance Parties in relation to the repossession and remarketing of any Aircraft including without limitation repossessing, remarketing, reconfiguring, repainting, insuring, storing, repairing, overhauling, performing maintenance checks on (including, without limitation, a “C” Check or the next sequential higher level check in accordance with the relevant manufacturer’s maintenance planning document) any Aircraft, any Airframe and/or any Engine or in relation to putting any Aircraft, any Airframe and/or any Engine into a condition required in relation to any proposed sale or lease thereof; together with interest on all amounts referred to above as calculated by the Agent from the date such amounts were incurred to the date of payment of such amounts at the rate specified in clause 9.5 (Default interest) of the Facility Agreement.

“Repayment Date” means, subject to Clause 5.7 (Repayment Schedules) of the Facility Agreement, each of:

(a)

(i)	in respect of each Loan other than any Loan that is attributable to a Quarterly Rent Aircraft, the 28th day of each calendar month, starting on the first such date to fall after the Utilisation Date for such Loan and ending on the final such date to fall before the Final Repayment Date for such Loan; or

(ii)	in respect of any Loan that is attributable to a Quarterly Rent Aircraft, the first Repayment Date for such Loan will fall on the relevant First Quarterly Repayment Date and each subsequent Repayment Date for such Loan (other than the Final Repayment Date) will fall on the 28th day of the third full calendar month after the immediately preceding Repayment Date, ending on the final such date to fall before the Final Repayment Date for such Loan; and

(b)	the Final Repayment Date for such Loan,

provided that if a Repayment Date would otherwise fall on a day which is not a Business Day, that Repayment Date will instead fall on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

“Repayment Schedule” means the repayment schedule to be prepared by the Agent, in consultation with the Borrower, pursuant to clause 5.7 (Loan Supplement) of the Facility Agreement, or any replacement repayment schedule prepared in accordance therewith.

“Repeating Representations” means each of the representations set out in clauses 18.1 (Status), 18.4 (Power and authority), 18.12 (Ownership of the Borrower, the Owners and the Intermediate Lessors), 18.13 (No Immunity) and 18.14 (Private and Commercial Acts) of the Facility Agreement.

“Replacement Lease” means each replacement lease entered into by the Borrower, an Owner (or, if applicable, an Owner Trustee) or an Intermediate Lessor (as the case may be), as lessor, in accordance with clause 7 (Repayment) of the Facility Agreement;

“Replacement Lessee” means a lessee (being a Portfolio Lessee) under any Replacement Lease.

“Representatives” means each of the Agent and the Security Trustee.

“Requisition Proceeds” means any monies or other compensation receivable by any Obligor from any Government Entity in relation to any Aircraft, in the event of its requisition for title, confiscation, restraint, detention, forfeiture or compulsory acquisition or seizure or requisition for hire by or under the order of any such government or public or local authority.

“Resigning Obligor” has the meaning given to that term in sub-clause 17.6.1 of the Proceeds Deed.

“S&P” means Standard and Poors Corporation.

“Sanctions”: The term “Sanctions” refers to: (i) United Nations sanctions imposed pursuant to any United Nations Security Council Resolution; (ii) U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); (iii) EU restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU’s Common Foreign and Security Policy; and (iii) UK sanctions enacted by statutory instrument pursuant to the United Nations Act 1946 or the European Communities Act 1972; and (iv) any other sanctions laws and regulations applicable to any party to the Transaction Documents or to any Aircraft.”

“Sanctions Target” means a target or subject of any Sanctions, including, without limitation, any person or entity designated as a Specially Designated National and Blocked Person or included in the annex to the Executive Order by OFAC”.

“Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate). If the agreed page is replaced or service ceases to be available, the Agent, may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders, respectively;

“Secured Obligations” means any and all monies, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money and including, without limitation, any obligation or liability to pay damages) from time to time owing to any of the Secured Parties by the Obligors pursuant to any Transaction Document.

“Secured Obligations Discharge Date” means the date of receipt by the Agent of repayment in full of all of the Loans, together with all other amounts then due and payable to the Finance Parties under the Transaction Documents and corresponding notice in writing of the same to the Security Trustee.

“Secured Parties” means the Finance Parties.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement” means the Borrower Security Agreement, together with each and any Owner Security Agreement and/or Intermediate Lessor Security Agreement.

“Security Deposit Payments” means any amounts (howsoever described) paid, or to be paid, as the context may require, under any Lease Document to any Obligor to secure the obligations of such Portfolio Lessee to the relevant Obligor under the relevant Lease Documents, whether such amounts are paid by the Portfolio Lessee, any Credit Support Provider or any Letter of Credit Provider;

“Security Documents” means (i) the Borrower Share Charge, the Borrower Security Agreement, the Borrower Account Pledge and Borrower Account Control Agreement, (ii) in respect of each Owner, other than an Owner Participant (but only for so long as such person holds an interest in an Aircraft) each Owner Security Agreement, each Mortgage, each Owner Account Pledge and Owner Account Control Agreement and each Owner Share Charge entered into by or in respect of such Owner, (iii) in respect of each Owner Trustee and Owner Participant (but only for so long as such person holds an interest in an Aircraft) each Owner Security Agreement, each Mortgage, each Owner Account Pledge, each Owner Account Control Agreement and each Beneficial Interest Security Assignment, (iv) in respect of each Intermediate Lessor (but only for so long as such person has an interest in an Aircraft), each Intermediate Lessor Security Agreement and each Intermediate Lessor Account Pledge and Intermediate Lessor Account Control Agreement and each Intermediate Lessor Share Charge entered into by or in respect of such Intermediate Lessor, (iv) each Security Power of Attorney, (v) any other document, instrument or agreement which is agreed in writing by the Borrower and the Security Trustee to be a “Security Document” and (vi) each and every notice, acknowledgement, certificate or document delivered or required to be delivered under any of the foregoing (and “Security Document” means any of them).

“Security Interest” means any mortgage, charge, pledge, lien, hypothecation, lease, title retention, assignment, trust arrangement, right of possession or detention or security interest of any kind, howsoever created or arising.

“Security Period” means the period commencing on the date of the Facility Agreement and expiring on the Secured Obligations Discharge Date.

“Security Power of Attorney” means the applicable security power of attorney to be provided by each Owner (or, if applicable, the Owner Trustee) or Intermediate Lessor in respect of any letter of credit provided by a Lessor in the Agreed Form.

“Security Trust” means the trust constituted over the Collateral as referred to in sub-clause 14.1.1 of the Proceeds Deed.

“Security Trustee” means Deutsche Bank Trust Company Americas.

“Servicer” means Avolon Aerospace Leasing Limited.

“Servicer Termination Event” means the Servicer has ceased to be, or announces (to any Finance Party or generally) that it intends to cease to be, engaged in aircraft leasing or aircraft management.

“Servicing Agreement Accession Undertaking” means a deed of accession to the Master Servicing Agreement to be entered into in respect of each Aircraft between the Servicer and the relevant Owner (or, if applicable, the Owner Trustee) of such Aircraft;

“Shares” has the meaning given to it in the relevant Borrower Share Charge, Owner Share Charge or Intermediate Lessor Share Charge (as applicable).

“Specified Time” means a time determined in accordance with schedule 9 (Timetables) of the Facility Agreement, as the case may be.

“Standard” means, in relation to any particular issue or matter, reasonable care and diligence in a manner consistent with good operating lessor industry practice as applicable to experienced operating lessors of commercial passenger aircraft.

“S&P” means Standard & Poor’s Corporation.

“State of Registration” means, in respect of an Aircraft, the jurisdiction in which the Aircraft is registered from time to time.

“Sub-Lease” means any sub-lease of an Aircraft from time to time entered into by a Portfolio Lessee, as lessor, in accordance with the terms of the relevant Portfolio Lease.

“Sub-Lessee” means the lessee under any Sub-Lease.

“Subordinated Agreement” means each Subordinated Contribution Agreement, the Master Servicing Agreement and any replacement servicing agreement entered into by any Obligor in accordance with sub-clause 20.17.3 of the Facility Agreement.

“Subordinated Contribution” means, in respect of an Aircraft, (i) the amount which is the difference between the loan utilised or to be utilised pursuant to the Facility Agreement in respect of such Aircraft and the Net Price to be paid by the Owner (or, if applicable, the Owner Trustee) in respect of the Aircraft provided or to be provided by the relevant Subordinated Contributor, (ii) any contribution made by Borrower to the Owner (or, if applicable, the Owner Trustee) in an amount up to the Net Price of the Aircraft, to be used by the Owner (or, if applicable, the Owner Trustee) to purchase the Aircraft, and (iii) any other contribution made by the Guarantor to the Borrower in accordance with a Subordinated Contribution Agreement in order to facilitate the payment by the Borrower of any amounts due and payable by the Borrower under the Transaction Documents.

“Subordinated Contribution Agreement” means each agreement between the Guarantor and the Borrower and between the Borrower and an Owner (or, if applicable, the Owner Trustee) pursuant to which the Subordinated Contribution is made available to, as applicable, the Borrower or the relevant Owner (or, if applicable, the Owner Trustee).

“Subordinated Party” means the Servicer, any replacement servicer appointed by any Obligor to manage any of the Aircraft in accordance with sub-clause 20.17.3 of the Facility Agreement and any person (a “Subordinated Contributor”) that enters into a Subordinated Contribution Agreement in order to make a Subordinated Contribution available to the Borrower, Owner or, if applicable, Owner Trustee.

“Subordination Acknowledgement” has the meaning ascribed to it in clause 3.1 of Schedule 13 (Core Lease Provisions) of the Facility Agreement.

“Substitution Date” means the date on which the proposed Permitted Substitute Aircraft becomes an Aircraft for the purposes of the Facility Agreement, pursuant to Clause 6 (Aircraft Substitution) of the Facility Agreement.

“Substitution Longstop Date” means the date falling six (6) months after the Existing Aircraft Collateral Release Date.

“Swap Breakage Gain” means, in respect of any Fixed Rate Loan, the relevant Swap Break Amount if such Swap Break Amount is a negative number.

“Swap Breakage Loss” means, in respect of any Fixed Rate Loan, the relevant Swap Break Amount if such Swap Break Amount is a positive number.

“Swap Break Amount” means, with respect to any deemed termination or partial termination of a Notional Swap and as of any date of determination thereof, an amount calculated in relation to that Notional Swap then deemed to be in effect in accordance with the Close-out Amount (as defined in the Swap Form). For the purposes hereof, the Lender will be the Determining Party (as defined in the Swap Form).

“Swap Form” means an interest rate exchange agreement denominated in dollars, in the form of the ISDA Master Agreement published in 2002 (as it may from time to time be amended, supplemented or substituted) by, and incorporating by reference therein the definitions and provisions contained in the 2000 ISDA Definitions (as the same may from time to time be amended, supplemented or substituted) of, the International Swap and Derivatives Association, Inc., together with any swap confirmations delivered in connection with any such agreement. The Swap Form shall be deemed to be governed by English law. In the event of inconsistency, the Transaction Documents shall prevail over the terms of the Swap Form.

“Swap MTM” means, in relation to any Notional Swap and any date, the Swap Break Amount that would be determined in accordance with the terms of the Swap Form if such Notional Swap were deemed to be terminated in full or part (as the context may require) on that date. If the Swap MTM is a negative number the Swap MTM shall be deemed to be zero for the purposes of the Transaction Documents;

“Taxes” shall mean any and all present and future sales, use, personal property, customs, value added, turnover, stamp, interest equalisation, income, profits or gains, gross receipts, or other taxes, levies, imposts, duties, fees, withholdings assessments or other charges, together with any penalties, fines, surcharges, additions to tax, or interest thereon imposed, levied, or assessed by, or otherwise payable to, any Government Entity and “Tax” and “Taxation” shall be construed accordingly.

“Tax Credit” has the meaning given to that term in sub-clause 13.3.1 of the Facility Agreement.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under any Transaction Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under clause 13.1 (Tax gross-up) of the Facility Agreement, or a payment under clause 13.2 (Tax indemnity), clause 13.5 (Stamp Taxes) or clause 13.6 (Value Added Tax) of the Facility Agreement.

“TCA” means the Taxes Consolidation Act 1997 of Ireland

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Commitments” means the aggregate of the Commitments.

“Total Loss” with respect to any Aircraft (i) has the meaning given to it or any analogous term in the Portfolio Lease in relation to such Aircraft or (ii) otherwise, if the Aircraft is not subject to a Portfolio Lease, means any of the following events:

(a)	the actual, constructive, compromised, agreed or arranged total loss of the relevant Aircraft, airframe or engine (including any damage of such Aircraft, airframe or engine which results in an insurance settlement on the basis of a total loss);

(b)	the relevant Aircraft, airframe or engine being destroyed, damaged beyond repair, or permanently rendered unfit for normal use for any reason whatsoever;

(c)	any Compulsory Acquisition of the relevant Aircraft, airframe or engine;

(d)	the hijacking, theft or disappearance of the relevant Aircraft, airframe or engine which results in the loss of possession thereof by the Portfolio Lessee for ninety (90) consecutive days or more; or

(e)	other than where a requisition constitutes a Total Loss under paragraph (c) above, the requisition for use of the relevant Aircraft, airframe or engine by any Government Entity which results in the loss of possession thereof by the Portfolio Lessee for one hundred and twenty (120) consecutive days or more.

“Total Loss Date” with respect to any Aircraft (i) has the meaning given to it or any analogous term in the Portfolio Lease in relation to such Aircraft or (ii) otherwise, if the Aircraft is not subject to a Portfolio Lease, means:

(a)	in the case of the actual loss of an Aircraft, airframe or engine or its destruction, damage beyond repair or being permanently rendered unfit for normal use for any reason whatsoever, the date on which the loss, destruction, damage or being permanently rendered unfit for normal use occurred (or if not known, the date on which such Aircraft, airframe or engine was last heard of);

(b)	in the case of the constructive, compromised, agreed or arranged total loss of an Aircraft, Airframe or Engine, the earlier of (i) the date which is sixty (60) consecutive days after the date on which notice claiming that Total Loss was issued to the relevant Insurers and (ii) the date on which the relevant Insurers agree an insurance settlement on the basis of a total loss;

(c)	in the case of the Compulsory Acquisition of an Aircraft, airframe or engine, the date on which that takes effect;

(d)	in the case of the hijacking, theft or disappearance of an Aircraft, airframe or engine, the date which falls ninety (90) consecutive days after the Portfolio Lessee first lost possession thereof; or

(e)	in the case of the requisition for use of an Aircraft, airframe or engine by any Government Entity which is not a Compulsory Acquisition, the date which falls one hundred and twenty (120) consecutive days after the Portfolio Lessee first lost possession thereof.

“Total Loss Payment Date” means, in respect of an Aircraft, the earlier to occur of (a) the date falling ninety (90) days after the Total Loss Date or, if later, final day of the period provided for under the relevant Portfolio Lease for the payment by the Portfolio Lessee of the “agreed value” (or similar amount, howsoever described) following a Total Loss, provided that any such period has been agreed in accordance with the Standard and (b) the date on which the relevant Portfolio Lessee, the relevant Owner (or, if applicable, the Owner Trustee) or (following the occurrence of an Enforcement Event) the Security Trustee receives the relevant Insurance Proceeds or, as the case may be, the relevant Requisition Proceeds.

“Total Loss Proceeds” means al Insurance Proceeds payable in respect of a Total Loss.

“Transaction Documents” means (i) the Facility Agreement, the Proceeds Deed, each Fee Letter, any Hedging Agreement, the Hedging Strategy Letter, each Intermediate Lessor Lease Agreement, the Security Documents, the Agreed Form Document Side Letter, each Administration Agreement, each Utilisation Request, each Airframe Warranties Agreement, each Engine Warranties Agreement and (ii) any other document, instrument or agreement which is agreed in writing by the Borrower and the Agent to be a Transaction Document (and “Transaction Document” means any of them).

“Transfer Certificate” means a certificate substantially in the form set out in Part B (Form of Transfer Certificate) of Schedule 7 (Changes to the Lenders) of the Facility Agreement, or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unidentified Aircraft” means any aircraft which is not an Identified Aircraft and is specified in clause 3 of a Utilisation Request as being an “Unidentified Aircraft” in accordance with terms of the Facility Agreement.

“Unidentified Aircraft Criteria” means:

(a)	an aircraft which is a Permitted Aircraft and which has been or will be delivered “ex-factory new” during 2011, 2012, 2013, 2014, 2015 or 2016;

(b)	an aircraft whose State of Registration is not a jurisdiction which is a Prohibited Country; and

(c)	an aircraft which is subject to a Portfolio Lease with a Portfolio Lessee which is:

(i)	if the aircraft is a Permitted Narrow-body Aircraft, a Permitted Narrow-body Airline, or any other airline acceptable to the Agent (acting reasonably); and

(ii)	if the aircraft is a Permitted Wide-body Aircraft, a Permitted Wide-body Airline or any other airline acceptable to the Agent (acting reasonably),

and in each case, such aircraft lease agreement complies with the Core Lease Provisions.

“Unpaid Sum” means any sum due and payable to any Finance Party but unpaid by the Borrower under the Transaction Documents.

“Utilisation” means any utilisation of the Facility, as the context may require.

“Utilisation Date” means in relation to a Utilisation, the date on which such Utilisation is, or is to be, made.

“Utilisation Request” means, in relation to a Utilisation, a notice substantially in the form set out in Schedule 4 (Form of Utilisation Request) of the Facility Agreement, specifying the Aircraft to which such Utilisation Request relates.

“VAT” means any value added Tax, goods and services Tax or similar Tax.

“Warranty Property” means all of the right, title and interest, present and future, of any Obligor in, to and under all warranties relating to any Aircraft, engine or part in existence from time to time, including any warranties or undertakings in respect of the maintenance performed on any Aircraft or any part thereof.

“Warranty Proceeds” means all proceeds received by any Obligor in relation to the Warranty Property.

“Xiamen Identified Aircraft” means the Identified Aircraft with reference number 2 in schedule 2 (The Identified Aircraft) of the Facility Agreement.

PART B

INTERPRETATION

1.	Unless a contrary indication appears any reference to:

1.1	the “Borrower”, the “Guarantor”, any “Secured Party”, any “Hedging Counterparty”, any “Finance Party”, any “Lender”, any “Subordinated Party” any “Obligor”, any “Party”, the “Agent” or the “Security Trustee” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2	“assets” includes present and future properties, revenues and rights of every description;

1.3	“control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” shall be construed accordingly;

1.4	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.5	“own”, “owned”, “ownership” or “acquired”, in the context of an Aircraft, includes the acquisition or holding of legal title to such aircraft by any Owner, the acquisition or holding of beneficial title to such aircraft by any Owner where legal title is held by a trust company.

1.6	a “subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985;

1.7	a “Transaction Document” or “Security Document” or any other agreement or instrument is a reference to that Transaction Document, Security Document or other agreement or instrument as amended, restated, supplemented or novated;

1.8	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.9	a “law” or “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.10	a provision of law is a reference to that provision as amended or re-enacted;

1.11	a time of day is a reference to London time; and

1.12	a “class of creditors” is a reference to a generic class of creditor by type (eg secured, unsecured or trade creditors) and not an individual syndicate of lenders.

2.	Section, Clause, Part and Schedule headings contained in any Transaction Document are for ease of reference only.

3.	Words importing the plural shall also include the singular and vice versa.

4.	A Default, an Event of Default, a Relevant Event, an Acceleration Event, an Enforcement Event or a Concentration Limit Event is “continuing” if it has not been remedied or waived.

5.	“USD”, “$”, “Dollars” and “dollars” denote lawful currency of the United States of America.

6.	“MM” means millions.

7.	Where the word “relevant” is used in relation to an Account in the Transaction Documents, it shall refer in relation to an Obligor, to the Account held in the name of such Obligor.

EXECUTION PAGE

The Borrower

EXECUTED as a DEED by	)
AVOLON AEROSPACE (FUNDING 4))		/s/ Tom Gathercole
LIMITED	)	Tom Gathercole
acting by:	)	Authorised Signatory
in the presence of:	)

Signature of witness: /s/ Lucy Sheehan

Name of Witness: Lucy Sheehan

Address:	The Oval, Building 1, Shelbourne Road,
Ballsbridge, Dublin 4, Ireland.
Fax:	+ 353 1485 3242
Email:	notices@avolon.aero
Attention:	The Directors

with a copy to: Avolon Aerospace Leasing Limited

Address:	The Oval, Building 1, Shelbourne Road,
Ballsbridge, Dublin 4, Ireland.
Fax:	+ 353 1485 3242
Email:	notices@avolon.aero
Attention:	Chief Operating Officer

The Guarantor

EXECUTED as a DEED by	)
AVOLON AEROSPACE LEASING	)	/s/ Tom Gathercole
LIMITED	)	Tom Gathercole
acting by:	)	Authorised Signatory
in the presence of:	)

Signature of witness: /s/ Lucy Sheehan

Name of Witness: Lucy Sheehan

Address:	The Oval, Building 1, Shelbourne Road,
Ballsbridge, Dublin 4, Ireland.
Fax:	+ 353 1485 3242
Email:	notices@avolon.aero
Attention:	The Directors

The Agent

EXECUTED as a DEED by	)
DEUTSCHE BANK TRUST	)
COMPANY AMERICAS	)
)
By its authorised signatories:	)

/s/ Melissa Sadler
Signature

Melissa Sadler, Vice President
Name

/s/ Youngmi Park
Signature

Youngmi Park, Vice President
Name

Deutsche Bank Trust Company Americas
Trust and Agency Services
Address:	60 Wall Street, 16th Floor
MS NYC60-1630
New York, New York 10005
Fax No:	(646) 961-3317
Attention:	Administrative Agency Services, Avolon Aerospace Funding (4) Limited

The Joint Lead Arrangers

EXECUTED as a DEED by	)
DEUTSCHE BANK AG, LONDON	)	/s/ Zach Veitch
BRANCH	)	/s/ Richard Moody
acting by:	)
in the presence of:	)

Signature of witness:

Name of Witness:

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB
Fax No:	++44 (0) 207 547 1675/ ++44 (0) 207 545 4638
Email:	Jose.Fernandez-pirla@db.com / Alison.hatch@db.com
Attention:	Structured Finance – Transportation / Loan Operations

EXECUTED as a DEED by	)
NATIONAL AUSTRALIA BANK	)	/s/ Gregory J. Hampton
LIMITED	)	Gregory J. Hampton
acting by:	)
in the presence of:	)

Signature of witness: /s/ Jackson Flint

Name of Witness: Jackson Flint, Associate, Aircraft Financing & Leasing

Address:	Level 25 255 George Street Sydney NSW 2000
Fax No:	+61 2 9237 1877
Attention:	Mr Greg Hampton
Head of Asset Finance and Leasing

EXECUTED as a DEED by	)
HSBC BANK PLC	)
acting by: Naresh Manjanata	)	/s/ Naresh Manjanata
in the presence of:	)

Signature of witness: /s/ Davis Szmuklol

Name of Witness: David Szmuklol

Address: 8 Canada Square, London E14 5HQ
Fax: 00 44 207 991 4410
Email: gareth.owen-conway@hsbcib.com
Attention: Gareth Owen-Conway

The Lenders

EXECUTED as a DEED by	)
DEUTSCHE BANK AG, LONDON	)	/s/ Zach Veitch
BRANCH	)	/s/ Richard Moody
acting by:	)
in the presence of:	)

Signature of witness:

Name of Witness:

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB
Fax No:	++44 (0) 207 547 1675/ ++44 (0) 207 545 4638
Email:	Jose.Fernandez-pirla@db.com / Alison.hatch@db.com
Attention:	Structured Finance – Transportation / Loan Operations

EXECUTED as a DEED by	)
NATIONAL AUSTRALIA BANK	)	/s/ Gregory J. Hampton
LIMITED acting through its Offshore	)	Gregory J. Hampton
Business Unit	)	Head of Aircraft Finance & Leasing
acting by:	)

in the presence of:	)

Signature of witness: /s/ Jackson Flint

Name of Witness: Jackson Flint, Associate, Aircraft Finance & Leasing

Address:	Level 25 255 George Street Sydney NSW 2000
Fax No:	+61 2 9237 1877
Attention:	Mr Greg Hampton
Head of Asset Finance and Leasing

EXECUTED as a DEED by	)
HSBC BANK PLC	)
acting by: Naresh Manjanath	)	/s/ Naresh Manjanath
in the presence of:	)

Signature of witness: /s/ David Semuller

Name of Witness: David Semuller

Address: 8 Canada Square, London E14 5HQ
Fax: 00 44 207 991 4410
Email: gareth.owen-conway@hsbcib.com
Attention: Gareth Owen-Conway

The Subordinated Parties

EXECUTED as a DEED By	)
AVOLON AEROSPACE (FUNDING 4))		/s/ Tom Gathercole
LIMITED	)	Tom Gathercole
acting by:	)	Authorised Signatory
in the presence of:	)

Signature of witness: /s/ Lucy Sheehan

Name of Witness: Lucy Sheehan

Address:	The Oval, Building 1, Shelbourne Road,
Ballsbridge, Dublin 4, Ireland.
Fax:	+ 353 1485 3242
Email:	notices@avolon.aero
Attention:	The Directors

with a copy to: Avolon Aerospace Leasing Limited

Address:	The Oval, Building 1, Shelbourne Road,
Ballsbridge, Dublin 4, Ireland.
Fax:	+ 353 1485 3242
Email:	notices@avolon.aero
Attention:	Chief Operating Officer

EXECUTED as a DEED By	)
AVOLON AEROSPACE LEASING	)	/s/ Tom Gathercole
LIMITED	)	Tom Gathercole
acting by:	)	Authorised Signatory
in the presence of:	)

Signature of witness:/s/ Lucy Sheehan

Name of Witness: Lucy Sheehan

Address:	The Oval, Building 1, Shelbourne Road,
Ballsbridge, Dublin 4, Ireland.
Fax:	+ 353 1485 3242
Email:	notices@avolon.aero
Attention:	Chief Operating Officer

The Security Trustee

EXECUTED as a DEED By	)
DEUTSCHE BANK TRUST	)
COMPANY AMERICAS	)
)
By its authorised signatories:	)

/s/ Vincent Pham
Signature

Vincent Pham, Vice President
Name

/s/ Rafael Gimarino
Signature

Rafael Gimarino, Authorised Signer
Name

Deutsche Bank Trust Company Americas
Trust and Agency Services
Address:	60 Wall Street, 16th Floor
Mail Stop: NYC60 - 1630
New York, NY 10005
Fax:	732-578-4636
Attention:	Project Finance, Avolon Aerospace Funding (4) Limited